UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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       State Bank Financial Corporation
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STATE BANK FINANCIAL CORPORATION
3399 Peachtree Road NE
Suite 1900
Atlanta, Georgia 30326
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 23, 2018
Dear Shareholder,
I cordially invite you to attend the annual meeting of shareholders of State Bank Financial Corporation, the holding company of State Bank and Trust Company, to be held on Wednesday, May 23, 2018 at 1:00 p.m. EDT at our headquarters located at 3399 Peachtree Road NE, Suite 1900, Atlanta, Georgia 30326, for the following purposes:

1)	to elect 12 directors to our board of directors to serve a one-year term;

2)	to conduct an advisory vote on the compensation of our named executive officers;

3)	to ratify the appointment of Dixon Hughes Goodman LLP as our independent registered public accounting firm for 2018; and

4)	to transact such other business as may properly come before the annual meeting or any adjournment of the meeting.

The board of directors set the close of business on April 2, 2018 as the record date to determine the shareholders who are entitled to vote at the annual meeting. Under rules of the Securities and Exchange Commission, we are providing access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet.

Although we would like each shareholder to attend the annual meeting, I realize that for some of you this is not possible. Whether or not you plan to attend the annual meeting, we encourage you to vote as soon as possible by signing, dating and mailing your proxy card in the enclosed postage-paid envelope. For specific instructions on voting, please refer to the instructions on the enclosed proxy card.

Important Notice Regarding Availability of Proxy Materials for the Annual Meeting: Our 2018 proxy statement, proxy card and 2017 Annual Report to Shareholders are available free of charge online at http://www.statebt.com/proxyvote.

Your vote is important, and I appreciate the time and consideration that I am sure you will give it.

On behalf of the board of directors,
Joseph W. Evans
Chairman
April 12, 2018

PROXY SUMMARY

Unless the context indicates otherwise, all references to the “Company”, “we,” “us” and “our” in this proxy statement refer to State Bank Financial Corporation and our wholly-owned subsidiary bank, State Bank and Trust Company (“State Bank”).

2018 Annual Meeting of Shareholders

Date:	May 23, 2018
Time:	1:00 p.m. EDT
Place:	3399 Peachtree Road NE Suite 1900 Atlanta, Georgia 30326
Record Date:	April 2, 2018
Voting:	Common shareholders as of the record date are entitled to vote. Shareholders of record can vote by:
	Mail:	Vote by filling out the proxy card and sending it back in the postage-paid envelope provided.
	In Person:	You may vote in person at the annual meeting.
See Voting Procedures and Related Matters beginning on page 63 for more information about how to vote your shares.

Proposals That Require Your Vote

		Board Recommendation	More Information
Proposal 1	Election of 12 directors	FOR each nominee	Page 4
Proposal 2	Advisory vote on the compensation of our named executive officers	FOR	Page 59
Proposal 3	Ratification of the appointment of our independent registered public accounting firm for 2018	FOR	Page 60

PROPOSAL 1 - ELECTION OF DIRECTORS
Nominees for Election as Directors

Our bylaws provide for a board of directors consisting of not fewer than five nor more than 25 individuals, with the exact number to be fixed by the board of directors. Our board has fixed the number of directors constituting the entire board at 12 directors, and the board currently consists of 12 directors. All of the current members of the board of directors have been nominated for re-election.

If elected, all nominees will serve a one-year term, expiring at the 2019 annual meeting of shareholders or until their respective successors are duly elected and qualified. Each nominee has agreed to serve if elected. If any named nominee is unable to serve, proxies will be voted for the remaining named nominees.

Summary information about each of the director nominees is provided below. Each director is currently a director of the Company and State Bank.

Name	Age	Independent	Director Since	Primary Occupation
James R. Balkcom, Jr.	73	Yes	2010	Chairman of the Board of Espri Gas, Inc., a gas supply chain management company
Archie L. Bransford, Jr.	65	Yes	2010	President of Bransford & Associates, LLC, a bank regulatory consulting group
Kim M. Childers	59	No	2010	Executive Risk Officer of the Company and State Bank and Vice Chairman of the Boards of Directors of the Company and State Bank
Ann Q. Curry	74	Yes	2013	Chair and Chief Client Strategist of Coxe Curry & Associates, a fundraising consulting firm
Joseph W. Evans	68	No	2010	Chairman of the Boards of Directors of the Company and State Bank
Virginia A. Hepner	60	Yes	2010	Former President and Chief Executive Officer of The Woodruff Arts Center, a visual and performing arts center
John D. Houser	69	Yes	2012	Of Counsel, McNair, McLemore, Middlebrooks & Co., LLC, an accounting and auditing firm
Anne H. Kaiser	61	Yes	2016	Vice President, Community and Economic Development of Georgia Power Company, a regional utility that supplies electric power and energy services to Georgia residents and businesses
William D. McKnight	60	Yes	2015	President and Chief Executive Officer of McKnight Construction Company, a construction company that provides construction services throughout the Southeast
Asif Ramji	44	Yes	2017	President and Chief Executive Officer of Paymetric, Inc., a company providing electronic payment acceptance and data security solutions for enterprises
G. Scott Uzzell	51	Yes	2017	President and General Manager of Venturing & Emerging Brands, a division of The Coca-Cola Company
J. Thomas Wiley, Jr.	65	No	2010	Chief Executive Officer of the Company and State Bank, President of the Company and Vice Chairman of the Boards of Directors of the Company and State Bank

Voting for Directors

Each share of our common stock entitles the holder to one vote on all matters voted on at the meeting. Provided a quorum is present, directors will be elected by the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the annual meeting. Shareholders do not have cumulative voting rights. If you hold your shares in street name and do not complete and return voting instructions to your broker or other nominee, this will have the same effect as a vote “AGAINST” the election of our director nominees. Abstentions will also have the same effect as a vote “AGAINST” the election of our director nominees. All of our nominees are currently serving as directors. If a nominee does not receive the required vote for re-election, the director will continue to serve on the board as a “holdover” director until his or her death, written resignation, retirement, disqualification or removal, or his or her successor is elected.

Biographical Information for Each Nominee for Director

James R. Balkcom, Jr. is Chairman of the board of Espri Gas, Inc., a gas supply chain management company. Mr. Balkcom also serves as Chairman of the board of TalentQuest, LLC and as a CEO Council Member of Council Capital, Inc., a position he has held since 2001. Mr. Balkcom also served as a director of EndoChoice, Inc. from 2009 until 2016 and as a director of Reach Health, Inc. from 2010 until 2014. Mr. Balkcom served in board leadership positions for numerous companies, including serving as Chairman of Commerce South Bank, Inc. and Century South Banks, Inc. and as director and chairman of the Audit Committee of Data Path, Inc. Mr. Balkcom also served as Chief Executive Officer of Techsonic Industries, Inc. from 1977 to 1994. He currently serves as a Civilian Aide to the Secretary of the Army for Georgia and on the executive committee of the USO Council of Georgia.

Mr. Balkcom’s extensive experience in corporate governance and finance, together with his management experience as a senior executive with several companies, make him well qualified to be a member of our board.

Archie L. Bransford, Jr. is the President of Bransford & Associates, LLC, a bank regulatory consulting group that consults with banks on risk management and regulatory matters, a position he has held since 2004. Prior to forming the consulting group, Mr. Bransford retired from the Office of the Comptroller of the Currency as the Deputy Comptroller for the agency’s Southern District, where he was responsible for the regulatory activity of approximately 700 banks.

Mr. Bransford’s depth of knowledge and valuable experience with bank regulatory matters make him well qualified to be a member of our board.

Kim M. Childers is the Executive Risk Officer of the Company and State Bank, a position he has held since July 2012 and has been a Vice Chairman of the board of the Company since 2010 and a Vice Chairman of the board of State Bank since 2009. Mr. Childers previously served as our Chief Credit Officer from 2009 until July 2012 and as our President from 2009 until December 2012. Mr. Childers previously held senior positions with Flag Bank and RBC Centura Bank, including Executive Vice President and Chief Credit Officer of Flag Bank from 2002 until 2007 and as Director-Georgia Risk Management of RBC Centura Bank from 2006 until 2007. Before joining Flag Bank in 2002, Mr. Childers was employed with Century South Banks, Inc., the holding company of 12 banks located in Georgia, Tennessee, Alabama and North Carolina, acting in a number of capacities, including Regional Chief Executive Officer for the North Georgia Region (which included eight charters and $600 million in assets), Chief Credit Officer and Senior Vice President/Credit Administration. Mr. Childers also serves as a managing principal of Bankers’ Capital Group, LLC, an investment company that primarily buys and sells notes.

Mr. Childers’ depth of knowledge and years of experience in banking make him well qualified to be a member of our board. His extensive personal understanding of the markets we serve is also a valuable asset to our board.

Ann Q. Curry is the Chair and Chief Client Strategist of Coxe Curry & Associates, a fundraising consulting firm serving nonprofit organizations in greater Atlanta and throughout Georgia, a position she has held since 2015. Ms. Curry previously served as the President of Coxe Curry & Associates from 1992 until 2014. Ms. Curry serves on the CDC Foundation’s Advisory Board, on the Nominating Committee of United Way and on the Advisory Board of the Georgia Conservancy. She also currently serves on the advisory board for Duke University Libraries.

Ms. Curry’s extensive experience in business management, as well as her depth of knowledge of the market areas we serve, make her well qualified to be a member of our board.

Joseph W. Evans is Chairman of the board of the Company, a position he has held since 2010 and Chairman of the board of the Bank, a position he has held since 2009. Mr. Evans previously served as the Chief Executive Officer of State Bank from July 2009 until January 1, 2015 and as Chief Executive Officer of the Company from 2010 until June 2017. He is the former Chairman, President and Chief Executive Officer of Flag Financial Corporation which was acquired by RBC Centura Bank in 2006. Mr. Evans previously served as President and Chief Executive Officer of Bank Corporation of Georgia which was acquired by Century South Banks, Inc. in 1997 and later served as President and Chief Executive Officer of Century South Banks, Inc., which was acquired by BB&T in 2001. Mr. Evans is also a managing principal of Bankers’ Capital Group, LLC, an investment company that primarily buys and sells notes. Mr. Evans serves on the boards of directors of Southern Trust Insurance Company and the Metro Atlanta Chamber. He is Vice President of the Buckhead Coalition, a trustee of the Foundation of the Methodist Home of the South Georgia Conference, Inc. in Macon, Georgia, where he chairs its investment committee, and a member of the Board of Councilors of the Carter Center. Mr. Evans serves on the Board of Trustees of the Georgia Tech Foundation as Vice Chairman/Chair Elect and as a member of the Executive Committee. He also serves on the Executive Committee of the advisory board of the Scheller College of Business at Georgia Tech, having previously served as chairman.

Mr. Evans’ depth of knowledge and years of experience in banking make him well qualified to be a member of our board. His ties to our market area also provide him with personal contacts and an awareness of the social environment within which we operate.

Virginia A. Hepner served as the President and Chief Executive Officer of The Woodruff Arts Center from 2012 until her retirement in July 2017. Before joining The Woodruff Arts Center, Ms. Hepner was a business consultant with DMI, Inc., an entertainment and music marketing company, from 2011 until 2012. She serves on the boards of directors of Oxford Industries, Inc., a publicly traded lifestyle brands retailer, and National Vision Holdings, Inc., a publicly traded optical retailer. Ms. Hepner has over 25 years of corporate banking experience with Wachovia Bank and its predecessors, serving in numerous positions in North Carolina, Chicago and Atlanta, including as Atlanta Commercial Banking Manager, Manager of the Foreign Exchange and Derivatives Group, and Executive Vice President and Manager of the U.S. Corporate Client Group.

Ms. Hepner’s depth of knowledge and years of experience in corporate banking make her well qualified to be a member of our board.

John D. Houser is Of Counsel at McNair, McLemore, Middlebrooks & Co., LLC, a certified public accounting firm, a position he has held since 2017. Mr. Houser previously served as the President and Chief Executive Officer of Southern Trust Corporation from 2007 until his retirement in August 2016. Mr. Houser served as director, President and Chief Executive Officer of Southern Trust Insurance Company from 2007 until January 2016 and as a member of Southern Specialty Underwriters, LLC from 2009 until 2015. He served as a director of Flag Financial Corporation from 2004 until 2006 and as Managing Partner of Miller Ray Houser & Stewart, a Certified Public Accounting firm in Atlanta, from 1998 until 2007. Mr. Houser currently serves on the board of the Community Foundation of Central Georgia.

Mr. Houser’s depth of knowledge and years of experience in finance and accounting make him well qualified to be a member of our board.

Anne H. Kaiser is the Vice President of Community and Economic Development for Georgia Power Company, a position she has held since 2015, leading the company’s efforts to recruit new industry to Georgia and help existing industries grow. Ms. Kaiser previously served as Vice President, Northwest Region for Georgia Power Company from 2008 until 2015. Ms. Kaiser joined Georgia Power Company in 2008 and has held a variety of positions, including Vice President of Corporate Services, assistant to the President and Chief Executive Officer, and Vice President of Sales. She is also active in many not-for-profit and civic organizations, including the boards of Berry College, where she chairs the Finance Committee, and Georgia Children’s Cabinet. In addition, she serves as chair of the REACH Foundation and co-chair of the Alliance Theatre board.

Ms. Kaiser’s experience in dealing with complex business problems, as well as her substantial community involvement in the market areas we serve, make her well qualified to be a member of our board.

William D. McKnight is the President and Chief Executive Officer of McKnight Construction Company, a general contracting firm that operates in the Southeast, a position he has held since 1979. Mr. McKnight is also the President of Will McKnight Construction Company, a position he has held since 1999. Mr. McKnight previously served as a director of Georgia-Carolina Bancshares, Inc. (“Georgia-Carolina Bancshares”) until it merged with the Company on January 1, 2015. He served as Chairman of the Board of Directors of First Bank of Georgia, which we acquired in our acquisition of Georgia-Carolina Bancshares, from May 2010 until July 2015, when First Bank of Georgia was merged into State Bank.

Mr. McKnight’s extensive experience in business management, as well as his in-depth knowledge of the Augusta market, makes him well qualified to be a member of our board.

Asif Ramji is the President and Chief Executive Officer of Paymetric, Inc., a company providing electronic payment acceptance and data security solutions for enterprises, a position he has held since 2011. Mr. Ramji previously served as the Chief Revenue Officer of Paymetric, Inc. from 2009 until 2011. Mr. Ramji serves as a director of the Atlanta FinTech Taskforce. He also serves in board leadership positions for not-for-profit and civic organizations, including the Children’s Healthcare of Atlanta Foundation, the Atlanta Ballet, where he serves as Vice Chairman and director, and the Alliance Theatre, where he serves as a director.

Mr. Ramji’s depth of knowledge and years of experience within the payment transaction processing industry, as well as his extensive experience in business leadership makes him well qualified to be a member of our board.

G. Scott Uzzell is the President and General Manager of Venturing & Emerging Brands (VEB), a division of The Coca-Cola Company, a position he has held since 2014. Mr. Uzzell previously served as President of ZICO Beverages, LLC from 2013 until 2014 and as Chief Commercial Officer and Executive Vice President of Sales from 2012 until 2013. Mr. Uzzell previously served in a number of leadership roles for The Coca-Cola Company, including Vice President of Business Development and Emerging Brand Incubation within VEB from 2009 until 2012. Mr. Uzzell serves as a director of Florida A&M University Foundation and Youth Entrepreneurship of Georgia.

Mr. Uzzell’s extensive experience in strategic business development makes him well qualified to be a member of our board.

J. Thomas Wiley, Jr. has served as Chief Executive Officer of the Company since June 2017, Chief Executive Officer of State Bank since 2015 and President of the Company since January 2013. Mr. Wiley also serves as Vice Chairman of the Board, a position he has held since 2013, and has served as a director of the Company and State Bank since 2010. Mr. Wiley previously served as President of State Bank from January 2013 until July 2015. Mr. Wiley also served as a director of First Bank of Georgia, which we acquired in our acquisition of Georgia-Carolina Bancshares from January 2015 until July 2015, when First Bank of Georgia was merged into State Bank. Mr. Wiley is the former President and Chief Executive Officer of Coastal Bankshares, Inc. and its subsidiary bank, The Coastal Bank, where he served from 2007 until November 2012. Mr. Wiley also served as Chairman of the Board of Directors of Coastal Bankshares and The Coastal Bank from 2007 until March 2014. Before joining Coastal Bankshares, Mr. Wiley served as the Vice Chairman/director and Chief Banking Officer of Flag Financial Corporation from 2002 until 2006 and as President and Chief Executive Officer of Flag Bank from

2002 until 2006. Mr. Wiley is also a managing principal of Bankers’ Capital Group, LLC, an investment company that primarily buys and sells notes. Mr. Wiley serves on the board of governors of the Georgia Chamber of Commerce and the board of trustees of the Atlanta Police Foundation. Mr. Wiley also serves as Co-Chairman of the Valdosta State University Capital Campaign.

Mr. Wiley’s depth of knowledge and years of experience in banking make him well qualified to be a member of our board.

The board of directors recommends a vote FOR each of the above nominees.

Director Compensation

Our bylaws permit our directors to receive compensation as determined by the board of directors. We do not pay our “inside” employee-directors any additional compensation for their service as directors. Our non-employee director compensation package includes both cash and equity award components.

In February 2017, the Independent Directors Committee reviewed our non-employee director compensation program, with the assistance of Meridian Compensation Partners, LLC (“Meridian”), our independent compensation adviser. To ensure our director compensation program is aligned with market practices, the committee evaluated our director compensation program relative to the practices of the same peer group of comparable banks used by Meridian in its analyses of our executive compensation (as discussed below in the Compensation Discussion and Analysis).

As a result of that review, the Independent Directors Committee changed the method for calculating the number of shares of restricted stock granted annually to each of our non-employee directors. Previously, each non-employee director annually received 1,200 shares. To more closely align the equity component of our director compensation with the comparable peer group, the committee approved the granting of restricted stock in an amount equal to $30,000 divided by the closing price of the Company's common stock on the date of the grant. Our annual cash retainers and board meeting fees described below were not changed.

Our director restricted stock grants vest in full on the date of the next annual meeting of shareholders following the date of grant, unless the director’s service as a member of the board of directors ceases for any reason before the vesting date, other than as a result of death or permanent disability. If the director’s service ceases due to death or permanent disability, the number of shares of restricted stock that vest will be determined by dividing the total number of shares of restricted stock by 12 and multiplying that result by the number of months served as director between the date of grant and the date of the next annual meeting of shareholders.

Under the cash component of our director compensation package, our non-employee directors receive:

•	a cash retainer of $40,000 (which is prorated and payable quarterly);

•	an additional cash retainer of $10,000 to the chairs of each of the Audit Committee, Independent Directors Committee and Risk Committee (which is prorated and payable quarterly);

•	a fee of $1,000 per board meeting (if attended in person) or $500 (if attended by phone); and

•	a fee of $500 per meeting of the Audit Committee, the Independent Directors Committee, the Risk Committee and the Executive Committee.

In addition, from time to time, our non-employee directors may perform services for us in their capacity as directors that are beyond the services intended to be covered by the annual retainers and per meeting fees described above, and we will pay our directors additional compensation for such services. We also reimburse our non-employee directors for reasonable expenses incurred in connection with serving as a director.

The following table provides the compensation paid to our non-employee directors for the year ended December 31, 2017.
Director Compensation for 2017

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
James R. Balkcom, Jr.	64,500(3)	30,018	653	95,171
Archie L. Bransford, Jr.	65,000(4)	30,018	653	95,671
Ann Q. Curry	53,500	30,018	653	84,171
Virginia A. Hepner	59,000	30,018	653	89,671
John D. Houser	69,500(5)	30,018	653	100,171
Anne Kaiser	54,000	30,018	653	84,671
William D. McKnight	57,000	30,018	653	87,671
Major General (Ret.) McMahon(6)	56,000	30,018	491	86,509
Asif Ramji(7)	—	—	—	—
G. Scott Uzzell(7)	—	—	—	—

(1)
The amounts in the Stock Awards column are the aggregate grant date fair values computed in accordance with FASB ASC Topic 718. Assumptions made in the valuation of awards can be found in Note 16 of the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

(2)	This amount reflects cash dividends related to unvested restricted stock.

(3)	As chair of the Independent Directors Committee, Mr. Balkcom received a cash retainer of $10,000 in 2017.

(4)	As chair of the Risk Committee, Mr. Bransford received a cash retainer of $10,000 in 2017.

(5)	As chair of the Audit Committee, Mr. Houser received a cash retainer of $10,000 in 2017.

(6)	Major General (Ret.) McMahon resigned from the board in November 2017.

(7)	Mr. Ramji and Mr. Uzzell were appointed as directors in December 2017.

The table below shows the aggregate number of shares of restricted stock held by non-employee directors as of December 31, 2017.

Name	Restricted Stock (in shares)(1)
James R. Balkcom, Jr.	1,155
Archie L. Bransford, Jr.	1,155
Ann Q. Curry	1,155
Virginia A. Hepner	1,155
John D. Houser	1,155
Anne H. Kaiser	1,155
William D. McKnight	1,155
Major General (Ret.) Robert H. McMahon(2)	—
Asif Ramji(3)	—
G. Scott Uzzell(3)	—

(1)	The shares of restricted stock were granted under our 2011 Omnibus Equity Compensation Plan (the “Equity Plan”) and vest in full on May 23, 2018, the date of our annual meeting of shareholders.

(2)	Because Major General (Ret.) McMahon resigned from the board in November 2017, he forfeited his outstanding shares of restricted stock.

(3)	Mr. Ramji and Mr. Uzzell were appointed as directors in December 2017.

Biographical Information for Executive Officers

Our executive officers are:

Name	Age	Position
J. Thomas Wiley, Jr.	65	Chief Executive Officer of the Company and State Bank, President of the Company and Vice Chairman of the Boards of Directors of the Company and State Bank
Sheila E. Ray	59	Chief Financial Officer, Corporate Secretary and Executive Vice President of the Company and State Bank and Chief Operating Officer of the Company
David F. Black	42	Chief Credit Officer and Executive Vice President of State Bank
Remer Y. Brinson III	57	President of State Bank and Executive Vice President of the Company
David C. Brown	52	Corporate Development Officer and Executive Vice President of the Company and State Bank
Kim M. Childers	59	Executive Risk Officer of the Company and State Bank and Vice Chairman of the Boards of Directors of the Company and State Bank
David W. Cline	57	Chief Information Officer and Executive Vice President of the Company and Chief Operating Officer and Executive Vice President of State Bank
Steven G. Deaton	55	Chief Risk Officer and Executive Vice President of the Company and State Bank
Joseph W. Evans	68	Chairman of the Boards of Directors of the Company and State Bank
Bradford L. Watkins	51	Managing Director of the Commercial Finance Group and Executive Vice President of State Bank

Because each of Mr. Wiley, Mr. Childers and Mr. Evans also serves on our board of directors, we have provided biographical information for them above with our other directors. Biographical information for each of Ms. Ray, Mr. Black, Mr. Brinson, Mr. Brown, Mr. Cline, Mr. Deaton, and Mr. Watkins is provided below.

Sheila E. Ray serves as Chief Financial Officer of the Company and State Bank and Chief Operating Officer of the Company, positions she has held since January 2015 and July 2017, respectively. Ms. Ray also serves as the Corporate Secretary of the Company and State Bank, a position she has held since December 2015. Ms. Ray joined the Company and State Bank in October 2014 as Executive Vice President – Finance. She also served as the Chief Financial Officer of our former subsidiary bank, First Bank of Georgia, concurrent with her service as Chief Financial Officer of the Company, from January 2015 until July 2015, when it was merged into State Bank. Before that, she served as Chief Financial Officer of Atlanta Bancorporation, Inc. and Bank of Atlanta from 2006 until each was merged into the Company and State Bank, respectively, on October 1, 2014. She also served on the board of directors of Bank of Atlanta, a position she held from 2010 until 2014. Before that, Ms. Ray served as Chief Operating Officer and Chief Financial Officer of Eagle Bancshares, Inc., and its subsidiary unitary thrift, Tucker Federal Bank, from 1997 until it was acquired by RBC Centura Bank in 2002. In 2003, she left RBC Centura Bank to work as an independent consultant, providing financial analysis and strategic planning to a variety of community banks. Ms. Ray also previously served in various leadership roles at First National Bancorp and its subsidiary bank First National Bank of Gainesville from 1988 until 1996, including the Director of Information Processing and Administrative Support and Director of Internal Audit. Ms. Ray served in various leadership roles within internal audit at Wachovia Corporation from 1981 until 1988, including Vice President and Deputy Auditor. Ms. Ray is a Certified Public Accountant, a member of the Board of Trustees at Toccoa Falls College and a member of the board of directors for the Care and Counseling Center of Georgia.

David F. Black serves as Chief Credit Officer and Executive Vice President of State Bank, positions he has held since September 2013. Mr. Black previously served as Chief Credit Officer of the Company from September 2013 until February 2015. Mr. Black joined State Bank in 2011 as Senior Vice President of Finance. Previously, Mr. Black served as Director of Corporate Strategy at First Horizon National Corporation in Memphis, Tennessee from July 2009 until August 2011. Mr. Black held various leadership roles in Finance and Corporate Development at Wachovia Corporation and Wells Fargo & Company (following Wells Fargo & Company’s purchase of Wachovia Corporation in 2008) in Winston-Salem and Charlotte, North Carolina between June 2000 and July 2009, and he started his banking career with SunTrust Bank in Atlanta.

Remer Y. Brinson III serves as Executive Vice President of the Company, a position he has held since January 2015, and as President of State Bank since July 2015. Mr. Brinson served as the President and Chief Executive Officer of Georgia-Carolina Bancshares from May 2008 until January 2015, when it was merged with the Company, and he served as a director of Georgia-Carolina Bancshares from May 2004 until January 2015. Mr. Brinson also previously served as President and Chief Executive Officer of our former subsidiary bank, First Bank of Georgia, from October 1999 until it was merged into State Bank in July 2015. Mr. Brinson served as President and Chief Executive Officer of Citizens Bank and Trust until its acquisition by Allied Bank of Georgia. From 1994 to 1999, he was Senior Vice President of Allied Bank of Georgia and Regions Bank. From 1982 to 1994, Mr. Brinson served First Union Bank and its predecessor, Georgia-Railroad Bank and Trust, in various capacities, including Senior Vice President, Corporate Banking. Mr. Brinson currently serves on the boards of directors of the Georgia Bankers Insurance Trust and The Richmond County Development Authority.

David C. Brown serves as Corporate Development Officer and Executive Vice President of the Company and State Bank, positions he has held since December 2013, with respect to the Company, and since March 2016, with respect to State Bank. Before joining the Company, Mr. Brown served as Managing Principal of Sagus Partners, LLC from January 2008 until December 2013.

David W. Cline serves as Chief Information Officer and Executive Vice President of the Company, positions he has held since January 2010.  Mr. Cline also serves as the Chief Operating Officer and Executive Vice President of State Bank, positions he has held since January 2015. Mr. Cline previously served as Chief Information Officer and Executive Vice President of State Bank from August 2009 until December 2014. Before joining State Bank in August 2009, Mr. Cline was a Director of Technical Operations with AT&T Business Field Services, serving the AT&T and BellSouth family of companies in technical management roles from 1988 until retiring in 2009.

Steven G. Deaton serves as Chief Risk Officer and Executive Vice President of the Company and State Bank, positions he has held since February 2018. Mr. Deaton previously served as our Enterprise Risk Officer from August 2012 until February 2018. Mr. Deaton previously served as Atlanta Regional President/Chief Banking Officer and Executive Vice President of State Bank from August 2009 until July 2012. Before joining State Bank, Mr. Deaton served as Executive Vice President/Atlanta Regional President of Flag Bank from 2005 until 2006 and served as President of Business Banking for Georgia for RBC Centura Bank from 2006 until 2007 (following RBC Centura Bank’s acquisition of Flag Bank). Mr. Deaton joined Flag Bank after it acquired First Capital Bank, successor of Chattahoochee National Bank, where he served as Chief Operating Officer, Chief Credit Officer and Senior Lender. Before that, Mr. Deaton held various senior management positions at Bank South and SouthTrust Bank from 1985 until 2000, including Georgia Commercial Banking Manager, Georgia Credit Administrator and Director of the Management Training Program.

Bradford L. Watkins serves as Managing Director of the Commercial Finance Group and Executive Vice President of State Bank, positions he has held since 2015 and 2011, respectively.  In his role, he has responsibility for the Atlanta Banking Region, Commercial Real Estate Finance, Homebuilder Finance, Government Guaranteed (SBA) Lending, Wholesale Lending and Specialty Finance. Mr. Watkins previously served as Director of Real Estate Banking of State Bank from 2011 until 2015 and as Atlanta Regional Credit Officer of State Bank from 2009 until 2011. Before joining State Bank, he served as Senior Vice President of Cornerstone Bank between 2007 and 2009. Before that, he served as the Regional President for Atlanta and later for Real Estate Finance at Flag Bank from 2002 until 2006.  He began his career in 1988 at Wachovia Bank, where he served in various capacities in Retail Banking and Corporate Finance.

CORPORATE GOVERNANCE

Introduction

We are committed to providing effective corporate governance over the business operations and corporate structure of the Company for the benefit of our shareholders. Our board of directors has adopted a set of Corporate Governance Principles that, together with our articles of incorporation, bylaws and the charters of our board committees, provide a framework for the governance of the Company. The Independent Directors Committee reviews and assesses the adequacy of our Corporate Governance Principles on an annual basis and oversees our compliance with such principles.

The following table summarizes some of the corporate governance practices we follow:

Highlights of Our Corporate Governance Practices
Director Attendance	We expect each director to attend all meetings of the board and of each committee of which the director is a member.
Focus on Strategic Planning	The board and management focus on our corporate strategy, holding annual off-site meetings to conduct strategic planning.
Board Independence	9 of our 12 directors are independent.
Board Committees	We have four board committees —Audit; Independent Directors; Risk; and Executive Committee.
Our Audit, Independent Directors and Risk Committees consist entirely of independent directors.
Director Qualifications	Our board is comprised of directors with diverse backgrounds, business experience and abilities necessary to allow the board to fulfill its responsibilities.
Board Leadership	The roles of Chairman and Chief Executive Officer are held by separate individuals.
Independent Lead Director	Our independent directors elect an independent lead director.
The lead director regularly presides over executive sessions without management present.

Highlights of Our Corporate Governance Practices
Succession Planning	The Independent Directors Committee identifies and develops leaders through its oversight of succession planning for the Chief Executive Officer, senior executives and other officers.
Board Effectiveness	The board and its committees perform an annual self-evaluation to assess and improve the board’s effectiveness.
Mandatory Director Retirement Policy	The board adopted a policy in which directors are required to retire on the date of the next annual meeting of shareholders after reaching age 75.
Stock Ownership Guidelines	Both our executive officers and directors are required to maintain certain levels of stock ownership.
Board Oversight of Risk	Our board oversees the Company’s general risk management strategy and advises management on the development and execution of the Company’s strategy.
Our Audit Committee oversees risk management processes related to internal controls, financial reporting and audit functions.
Our Risk Committee reviews and monitors our risk appetite and risk profile and articulates the types and tolerance of risk that the Company will assume in pursuit of its corporate objectives.
The Independent Directors Committee oversees risk related to our compensation and incentive plans, in addition to risk associated with the Company’s corporate governance principles.
Code of Ethics	The Company maintains a robust Code of Ethics policy providing expectations and guidelines to ensure all employees and directors act in a responsible manner.
Board Communications	We have a process through which all shareholders may communicate with our Board.
Related Person Transactions	Our Audit Committee reviews all related person transactions.

Director Attendance

The directors meet to review our operations and discuss our business plans and strategies for the future. The full board of directors met thirteen times in 2017. During 2017, each director attended at least 75% of the aggregate of the total number of board meetings and the total number of meetings held by the committees of the board on which he or she served. We expect each director to attend our annual meeting of shareholders, although we recognize that conflicts may occasionally arise that will prevent a director from attending an annual meeting. Two of our directors were absent from the 2017 annual meeting.

Director Independence

Our board of directors has determined that each of James R. Balkcom, Jr., Archie L. Bransford, Jr., Ann Q. Curry, Virginia A. Hepner, John D. Houser, Anne H. Kaiser, William D. McKnight, Asif Ramji and G. Scott Uzzell is an “independent” director, based on the independence criteria in the corporate governance listing standards of The NASDAQ Capital Market. Our shares of common stock were listed and began trading on The NASDAQ Capital Market on April 14, 2011.

Major General (Ret.) McMahon resigned from our board of directors in November 2017. In 2016, our board of directors determined that Major General (Ret.) McMahon was an independent director, based on the independence criteria in the corporate governance listing standards of The NASDAQ Capital Market.

As part of its review, the board considered, among other things, the nature and extent of each director’s business relationships and transactions with the Company, its subsidiaries, and its executive officers and their affiliated business entities, including involvement in charitable or non-profit organizations.

In determining that Mr. Houser is independent, the board took into account a charitable contribution paid by State Bank to the Community Foundation of Central Georgia for which Mr. Houser serves on the board of directors.

In determining that each of Ms. Kaiser and Mr. Ramji is independent, the board took into account, among other things, a charitable contribution paid by State Bank to the Alliance Theatre, for which both Ms. Kaiser and Mr. Ramji serve on the board of directors.

Mr. Evans, Mr. Childers and Mr. Wiley are considered inside directors because of their employment as our executive officers.

There are no family relationships between any of our directors and executive officers.

Committees of the Board of Directors

Our board committees are currently composed as follows (M — member; C — chairman):

Name	Audit Committee	Independent Directors Committee	Risk Committee	Executive Committee
James R. Balkcom, Jr.		C	M	M
Archie L. Bransford, Jr.		M	C	M
Ann Q. Curry		M	M
Joseph W. Evans				C
Virginia A. Hepner	M	M
John D. Houser	C	M		M
Anne H. Kaiser		M	M
William D. McKnight	M	M
Asif Ramji		M
G. Scott Uzzell		M
J. Thomas Wiley, Jr.				M
In 2010, the board of directors established an Audit Committee, a Compensation Committee and a Nominating Committee. In January 2011, for administrative purposes, the board of directors combined the functions of the Compensation Committee and the Nominating Committee into one committee, the Independent Directors Committee. The board of directors also established the Risk Committee in March 2013, which previously operated as a committee of State Bank, and established the Executive Committee in November 2013.

Audit Committee. Our Audit Committee is composed of Mr. Houser (Chairman), Ms. Hepner and Mr. McKnight. The board has determined that each of Ms. Hepner and Mr. Houser is an “audit committee financial expert” for purposes of the rules and regulations of the SEC. Major General (Ret.) McMahon also served on our Audit Committee in 2017 until he resigned from our board of directors in November 2017. The board has determined that each member of the committee is “independent” under SEC Rule 10A-3 and under The NASDAQ Capital Market listing standards. The Audit Committee met ten times in 2017. The Audit Committee operates under a written charter that is available on our website, www.statebt.com, in the “Governance Documents” section under “Investors.”

To review our annual Audit Committee report, please see “Proposal 3 – Ratification of Appointment of Our Independent Registered Public Accounting Firm–Report of the Audit Committee.”

Independent Directors Committee. As noted above, we have combined the functions of our Nominating Committee and our Compensation Committee into one committee, the Independent Directors Committee. Our Independent Directors Committee performs the dual roles of overseeing (a) our corporate governance matters and the nomination of director candidates to the board of directors and (b) our compensation and personnel policies. Our Independent Directors Committee is composed of Mr. Balkcom (Chairman), Mr. Bransford, Ms. Curry, Ms. Hepner (Vice Chair), Mr. Houser, Ms. Kaiser, Mr. McKnight, Mr. Ramji and Mr. Uzzell. Major General (Ret.) McMahon also served on our Independent Directors Committee in 2017 until he resigned from our board of directors in November 2017. The Independent Directors Committee charter is available on our website, www.statebt.com, in the “Governance Documents” section under “Investors.”

In its compensation role, the Independent Directors Committee has authority to establish the salaries and incentive compensation for our named executive officers. The committee also has the authority, among other things:

•	to annually determine and approve corporate goals and objectives relevant to the compensation of our Chief Executive Officer;

•	to review and approve annual base salary, annual incentive levels, any special or supplemental benefits and perquisites for our executive officers;

•	to review and approve employment agreements, new hire awards or payments, severance and change in control or similar termination agreements for our executive officers;

•
to oversee and administer our equity-based compensation, including the review and grant of equity awards to all eligible employees, and to fulfill such duties and responsibilities as described in those plans;

•	to review, approve and recommend to the board, as appropriate, any new compensation and incentive plans, policies or programs;

•	to oversee, monitor and assess the Company’s compensation and incentive plans, policies and programs; and

•	to oversee the Company’s management development and succession plans for executive officers.

In addition, the Independent Directors Committee annually reviews, evaluates and establishes levels of director compensation. For purpose of performance reviews, the committee evaluates the performance of our Chief Executive Officer, and our Chief Executive Officer evaluates the performance of our other named executive officers and discusses the results of such evaluations with the committee.

Under the Independent Directors Committee charter, the committee may delegate to one or more of our officers, who are also directors, the power to designate the officers and employees of the Company or State Bank who will receive awards under the Company’s equity-based incentive plan and to determine the terms of such awards in accordance with such plan. Notwithstanding that authority, no officer may be delegated the power to designate himself or herself as a recipient of restricted shares, options or warrants, or to grant restricted shares, options or warrants to any person who is subject to reporting obligations under Section 16 of the Securities Exchange Act of 1934. Acting under this authority, the Independent Directors Committee delegated to the Chief Executive Officer of the Company the authority to issue equity incentive grants to any eligible employee, not to exceed 25,000 shares per employee per year. The Independent Directors Committee reviews a report of all grants authorized by the Chief Executive Officer on at least a quarterly basis. The Independent Directors Committee must review and approve in advance all equity incentive grants to any individual exceeding 25,000 shares per year.

The Independent Directors Committee has the authority under its charter to appoint, select, obtain advice from, retain, terminate and approve the fees and other retention terms of advisors (including compensation consultants). Since September 2016, the committee has engaged Meridian to serve as its independent advisor to assist with the review and establishment of our compensation programs and practices. The Independent Directors Committee assessed the independence of Meridian, taking into consideration all factors specified in The NASDAQ Capital Market listing standards. Based on this assessment, the committee determined that the engagement of Meridian did not raise a conflict of interest.

Risk Committee. Our Risk Committee is composed of Mr. Bransford (Chairman), Mr. Balkcom, Ms. Curry and Ms. Kaiser. The board has appointed the Risk Committee to assist in the fulfillment of its oversight responsibilities, specifically as it relates to (a) communicating with management and monitoring our risk appetite and risk profile regarding credit risk, risk related to information technology and cyber security, operational risk, regulatory/compliance risk, liquidity and market risk, strategic risk and capital and earnings risk; and (b) approving our risk management framework and reviewing its effectiveness.

Executive Committee. Our Executive Committee is composed of our Chairman (Mr. Evans), Chief Executive Officer (Mr. Wiley) and the Chairs of the Audit Committee (Mr. Houser), the Independent Directors Committee (Mr. Balkcom) and the Risk Committee (Mr. Bransford). The Executive Committee was appointed to exercise the powers and authority of the board, with certain limitations more fully provided in its charter, during the intervals between meetings of the board when, based on the business needs of the Company, it is desirable for board-level actions to be considered but the convening of a special board meeting is not warranted as determined by the Chairman of the board. The Executive Committee reports any actions or recommendations to the board at the next regularly scheduled meeting. It is the general intention that all substantive matters in the ordinary course of business be brought before the full board for action, but the board recognizes the need for flexibility to act on substantive matters where action may be necessary between board meetings.

Nominations of Directors

The Independent Directors Committee serves to identify, screen, recruit and nominate candidates to the board of directors. The committee’s charter requires the committee to review potential candidates for the board, including any nominees submitted by shareholders in accordance with our bylaws. The committee evaluated each nominee recommended for election as a director in these proxy materials. In evaluating candidates proposed by shareholders, the committee will follow the same process and apply the same criteria as it does for candidates identified by the committee or the board of directors.

For a shareholder to nominate a director candidate, the shareholder must comply with the advance notice provisions and other requirements of our bylaws. Each notice must state:

•	the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated;

•
a representation that the shareholder is a holder of record of stock of the Company entitled to vote at the annual meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•
a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the shareholder is making the nomination or nominations; and

•
such other information regarding each nominee proposed by the shareholder as would be required to be included in a proxy statement filed under the proxy rules of the SEC relating to the election of directors.

The notice must be accompanied by the sworn or certified statement of the shareholder that the nominee has consented to being nominated and that the shareholder believes the nominee will stand for election and will serve if elected.

When considering a potential candidate for nomination, the Independent Directors Committee will consider the skills and background that the Company requires and that the person possesses, the diversity of the board and the ability of the person to devote the necessary time to serve as a director. The Independent Directors Committee has established the following minimum qualifications for service on our board of directors:

•	the highest ethics, integrity and values;

•	an outstanding personal and professional reputation;

•	professional experience that adds to the mix of the board as a whole;

•	the ability to exercise sound, independent business judgment;

•	freedom from conflicts of interest;

•	demonstrated leadership skills;

•	the willingness and ability to devote the time necessary to perform the duties and responsibilities of a director; and

•	relevant expertise and experience and the ability to offer advice and guidance to our Chief Executive Officer based on that expertise and experience.

In considering whether to recommend any particular candidate for inclusion in the board’s slate of recommended director nominees, the committee also considers the following criteria, among others:

•	whether the candidate possesses the qualities described above;

•	whether the candidate has significant contacts in our markets and the ability to generate additional business for State Bank;

•	whether the candidate qualifies as an independent director under our guidelines;

•	the candidate’s management experience in complex organizations and experience with complex business problems;

•	the likelihood of obtaining regulatory approval of the candidate, if required;

•
whether the candidate would qualify under our guidelines for membership on the Audit Committee or the Independent Directors Committee, including whether a potential director nominee qualifies as an “audit committee financial expert” as that term is defined by the SEC or as an “independent” director under the listing standards of The NASDAQ Capital Market;

•	the extent to which the candidate contributes to the diversity of the board in terms of background, specialized experience, age, gender and race;

•	the candidate’s other commitments, such as employment and other board positions; and

•	whether the candidate complies with any minimum qualifications or restrictions set forth in our bylaws.

The committee does not assign specific weights to particular criteria, and no particular criterion is a prerequisite for each prospective nominee. Although we have no formal policy regarding diversity, we believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the board of directors to fulfill its responsibilities.

Board Leadership Structure

Our governance framework provides our board of directors with flexibility to determine the appropriate board leadership structure for the Company. We recognize that different board leadership structures may be appropriate for our Company depending on a number of different factors and, therefore, we reexamine our corporate governance policies and leadership structure from time to time to ensure that they continue to meet our needs. We believe this flexibility is important to allow our board of directors to determine the appropriate structure based on our specific needs at any given time and to permit the board to select the most qualified candidate for the position of Chairman, including a member of management, if the board believes he or she will provide the most effective leadership for the Company.

Effective June 1, 2017, Mr. Wiley succeeded Mr. Evans as our Chief Executive Officer. Mr. Evans continues to serve as Chairman of the Company and State Bank, in both an executive capacity and at the board level. Taking into consideration these changing leadership roles and the board’s continued focus on succession planning, the board of directors decided to split the roles of Chairman and Chief Executive Officer in connection with the appointment of Mr. Wiley as our Chief Executive Officer. This separation of roles allows Mr. Evans to lead the board in strategic planning and oversight of our business strategy, focus on shareholder relations and be active in our corporate development activities, while allowing Mr. Wiley to concentrate on managing our operations and executing on our strategic plan. This structural change also protects the interest of our shareholders by providing for a gradual and orderly succession in leadership. Mr. Evan’s continued role as our Chairman also allows us to leverage his extensive experience in banking, as well as his in-depth knowledge of our organization, our shareholders and our markets.

In addition, the board values independence and has put into place measures to maintain independent director oversight of management. For instance, the board appointed Mr. Balkcom to serve as lead independent director. Mr. Balkcom has served in this role since 2011. In this role, he calls and presides over executive sessions of the independent directors, without management present, as he deems necessary. Our audit, independent directors and risk committees also consist entirely of independent directors. This means that oversight of critical matters such as the integrity of our financial statements, executive compensation (including compensation of the executive officers), selection of directors and the evaluation of the board and key committees is entrusted to independent directors.

Other Governance Policies and Practices

Stock Ownership Guidelines. To further ensure that the long-term interests of our executive management and directors are aligned with those of our shareholders, all executive officers and directors are required by our stock ownership guidelines to acquire and maintain a specified investment in the Company. Our current guidelines are as follows:

Position	Stock Ownership Requirement
Independent Director	3x annual cash retainer
Chief Executive Officer	3x base salary
Other Executive Officers	1x base salary

The guidelines became effective in February 2018, and these stock ownership requirements may be satisfied over a period of five years beginning with the later of (i) the effective date of the guidelines or (ii) the initial date of election or appointment as a director or executive officer, as applicable. Until a director or executive officer satisfies the stock ownership requirement, he or she may not dispose of shares except for limited purposes. Each of our named executive officers currently satisfies the applicable stock ownership amounts required under our stock ownership guidelines. See “Security Ownership of Certain Beneficial Owners and Management” below for a specific listing of the amount of Common Stock beneficially owned, as of April 2, 2018, by each director and named executive officer in this Proxy Statement.

Management Succession Plan. As noted above, in accordance with our Independent Directors Committee charter, the Independent Directors Committee reviews, in conjunction with the Chief Executive Officer, the Chief Executive Officer’s mission and objectives and considers succession plans for the Chief Executive Officer and other senior executives, officers and business unit managers. The Independent Directors Committee has developed a management succession plan to minimize the risk to our business from an unplanned departure of our Chief Executive Officer or other members of our senior management and to help ensure the continuity of senior management.

Board and Committee Self-Evaluations. The board conducts annual self-evaluations to determine whether the board and its committees are functioning effectively. The Independent Directors Committee oversees this annual review process and, through its Chairman, discusses the input with the full board. In addition, each board committee reviews annually the qualifications and effectiveness of that committee and its members. The Company, the board and each of the board committees will continue to monitor corporate governance developments and will continue to evaluate committee charters, duties and responsibilities.

Mandatory Director Retirement Policy. The Company maintains a policy requiring a director to retire from the board upon attaining the age of 75, effective as of the next annual meeting of shareholders. The Company adopted this policy to promote board diversity and encourage the addition of directors with varied perspectives, skills and strengths.

Board’s Role in Risk Oversight

Our Audit Committee is primarily responsible for overseeing our risk management processes as it relates to management, financial statements and audit functions on behalf of the full board. Specifically, the Audit Committee focuses on financial reporting risk and internal controls, oversight of the internal audit process and legal compliance, regulatory compliance, review of insurance programs, policies and procedures as they relate to our conflicts of interest and complaints regarding accounting and audit matters. The Audit Committee receives reports from management at least quarterly regarding the adequacy and effectiveness of internal control systems and operational risk (including compliance and legal risk that may have a significant effect on the financial statements of the Company). The Audit Committee also receives reports from management addressing the most serious risks impacting the day-to-day operations of the Company and State Bank. Our Director of Internal Audit reports to the Audit Committee and meets with the committee, at least annually, in executive sessions to discuss any potential risk or control issues involving management. The Audit Committee reports regularly to the full board, which also considers our entire risk profile.

In addition to the risk management oversight functions provided by the Audit Committee, the Independent Directors Committee and the Risk Committee also perform functions related to oversight of risk management processes on behalf of the full board. Both the Independent Directors Committee and the Risk Committee regularly report to the full board.

The Risk Committee is responsible for overseeing risk management processes and controls related to credit risk, operational risk, risks related to compliance and regulatory matters, liquidity and market risks, strategic risk, capital and earning risks, and risks related to information technology and cyber security. The Risk Committee also reviews the establishment of risk levels for those identified risks and monitors the Company’s performance within such risk levels. Our Director of Internal Loan Review reports to the Risk Committee and meets with the Risk Committee no less frequently than quarterly. In addition, the Risk Committee reviews policies related to risk management governance.

In its compensation role, the Independent Directors Committee reviews our compensation and incentive plans, policies and programs made available to our named executive officers and to all other employees and directors. In its nomination and corporate governance role, the Independent Directors Committee manages risks associated with the independence of the members of the board and the Company’s compliance with its corporate governance principles.

The full board focuses on the most significant risks facing the Company and the Company’s general risk management strategy and also ensures that risks we undertake are consistent with board policy. In addition, the full board regularly considers strategic, market and reputational risk. While the board of directors oversees our risk management, management is responsible for the day-to-day risk management processes. We believe this division of responsibility is the most effective approach for addressing the risks facing the Company and that our board leadership structure supports this approach.

Code of Ethics

We expect all of our employees to conduct themselves honestly and ethically. Our board of directors has adopted a Code of Ethics that applies to all employees of the Company and State Bank, including officers and directors. The Code of Ethics is intended to provide guidance to assure compliance with law and promote ethical behavior. The Code of Ethics is available on our website, www.statebt.com, in the “Governance Documents” section under “Investors.” If we amend or waive any of the provisions of our Code of Ethics applicable to our principal executive officer, principal financial officer, controller or persons performing similar functions that relate to any element of the definition of “Code of Ethics” enumerated in Item 406(b) of Regulation S-K under the Securities Exchange Act of 1934, we intend to disclose these actions on our website, www.statebt.com in the “Governance Documents” section under “Investors.”

Communications with the Board of Directors

The board of directors has established a process for shareholders to send communications to the board of directors. Shareholders may communicate with the board as a group or individually by writing to: Corporate Secretary, State Bank Financial Corporation, 3399 Peachtree Road NE, Suite 1900, Atlanta, Georgia 30326. The board has instructed the Corporate Secretary to forward all such communications promptly to the board.

Certain Relationships and Related Person Transactions

Our Code of Ethics sets forth the guidelines for reviewing all related person transactions for potential conflicts of interest. Under the Code of Ethics, our Audit Committee (or another independent body of the board) is responsible for reviewing, approving and ratifying all related person transactions. The Audit Committee Charter also sets forth the committee’s requirement to review and approve such transactions. Pursuant to the terms of the Audit Committee Charter, the Audit Committee has delegated to the Chair of the Audit Committee, or the Chair’s designee, the authority to approve a related person transaction, and the decision of the Chair or the Chair’s designee is to be presented to, and reviewed by, the Audit Committee. For purposes of this review, related person transactions include all transactions that are required to be disclosed under applicable SEC regulations.

The spouse of David W. Cline, the Company’s Chief Information Officer and State Bank’s Chief Operating Officer, is an employee of State Bank. During 2017, Mr. Cline’s spouse received compensation in the amount of $186,671, which included base salary, an annual incentive payment, the granting of 585 shares of restricted stock, cash dividends related to restricted stock grants and 401(k) matching contributions.

A son-in-law of one of our directors had loans outstanding with State Bank in 2017. These loans were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing for comparable loan transactions with other customers of State Bank not related to State Bank and did not include more than the normal risk of collectability associated with State Bank’s other banking transactions or other unfavorable features. The loans made to the son-in-law of one of our directors were made in accordance with our policy guidelines and were not disclosed as nonaccrual, past due, restructured or potential problems as of the date of this proxy statement.

In addition, State Bank is subject to the provisions of Section 23A of the Federal Reserve Act, which limits the amount of loans or extensions of credit to, or investments in, or certain other transactions with, affiliates and the amount of advances to third parties collateralized by the securities or obligations of affiliates. State Bank is also subject to the provisions of Section 23B of the Federal Reserve Act, which, among other things, prohibits an institution from engaging in certain transactions with certain affiliates unless the transactions are on terms substantially the same, or at least as favorable to such institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies.

Compensation Committee Interlocks and Insider Participation

None of the members of the Independent Directors Committee was an officer or employee, or former officer or employee, of the Company or State Bank during 2017. In addition, none of these individuals had any relationship requiring disclosure under Certain Relationships and Related Person Transactions, except as otherwise described above.

During 2017, none of our executive officers served on the board or compensation committee (or other committee serving an equivalent function) of any other entity (as defined in Item 407(e)(4) of Regulation S-K under the Securities Exchange Act of 1934) whose executive officers served on our board or Independent Directors Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table shows the owners of more than 5% of our outstanding common stock as of April 2, 2018, the record date.

Name and Address	Number of Shares Owned	Right to Acquire	Percentage of Beneficial Ownership(1)
The Vanguard Group(2) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	3,136,360	—	8.03%
Franklin Mutual Advisers, LLC(3) 101 John F. Kennedy Parkway Short Hills, New Jersey 07078	2,235,360	—	5.72%
BlackRock, Inc.(4) 55 East 52nd Street New York, New York 10055	2,121,798	—	5.43%

(1)	The percentage of beneficial ownership is based on 39,059,525 shares outstanding on April 2, 2018.

(2)
This information is based solely on the Schedule 13G/A filed on February 9, 2018 by The Vanguard Group, which reported sole voting power over 42,218 shares, shared voting power over 8,200 shares, shared dispositive power over 46,972 shares and sole dispositive power over 3,089,388 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 38,772 shares as a result of serving as an investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 11,646 shares as a result of serving as an investment manager of Australian investment offerings.

(3)
This information is based solely on the Schedule 13G/A filed on February 2, 2016 by Franklin Mutual Advisers, LLC reporting that the shares are beneficially owned by one or more open-end investment companies or other managed accounts which, pursuant to investment management contracts, are managed by Franklin Mutual Advisers, LLC, an indirect wholly-owned subsidiary of Franklin Resources, Inc. Pursuant to the investment management contracts, Franklin Mutual Advisers, LLC has sole voting and dispositive power over 2,235,360 shares. Franklin Mutual Advisers, LLC, however, disclaims any pecuniary interest in the shares and disclaims that it is the beneficial owner of the shares as defined in Rule 13d-3.

(4)
This information is based solely on the Schedule 13G filed on January 23, 2018 by BlackRock, Inc. which reported sole voting power over 2,026,867 shares and sole dispositive power over 2,121,798 shares.

Security Ownership of Management

The following table shows the number of shares of our common stock beneficially owned as of April 2, 2018 by (a) each director and named executive officer named below and (b) all executive officers and directors, as a group.

Name and Address(1)	Number of Shares Owned(2)	Right to Acquire	Percentage of Beneficial Ownership(3)
James R. Balkcom, Jr.	10,674	—	*
Archie L. Bransford, Jr.(4)	14,553	—	*
Remer Y. Brinson III(5)	74,355	—	*
Kim M. Childers	206,337	—	*
Ann Q. Curry	8,655	—	*
Joseph W. Evans	429,131	—	1.10%
Virginia A. Hepner	6,355	—	*
John D. Houser	25,356	—	*
Anne H. Kaiser	1,155	—	*
William D. McKnight	75,865	—	*
Asif Ramji	—	—	*
Sheila E. Ray	39,300	—	*
G. Scott Uzzell	—	—	*
Bradford L. Watkins	66,330	—	*
J. Thomas Wiley, Jr.(6)	415,918	—	1.06%
All Directors and Executive Officers as a Group (19 persons)	1,730,946	—	4.43%

* Denotes beneficial ownership of less than 1%.

(1)	The address of each of these listed individuals is c/o State Bank Financial Corporation, 3399 Peachtree Road NE, Suite 1900, Atlanta, Georgia 30326.

(2)
The shares shown in this column include shares of restricted stock issued under our Equity Plan for which such holder has voting rights in the following amounts: Mr. Balkcom–1,155 shares; Mr. Bransford–1,155 shares; Mr. Brinson–36,000 shares; Mr. Childers–73,938 shares; Ms. Curry–1,155 shares; Mr. Evans–87,500 shares; Ms. Hepner–1,155 shares; Mr. Houser–1,155 shares; Ms. Kaiser–1,155 shares; Mr. McKnight–1,155 shares; Ms. Ray–36,000 shares; Mr. Watkins–45,000; and Mr. Wiley–69,000 shares.

(3)	The percentages shown above are based on 39,059,525 shares of our common stock outstanding on April 2, 2018.

(4)	Includes 4,549 shares jointly held by Mr. Bransford’s spouse for which he shares voting and dispositive power.

(5)	Includes 99 shares of common stock held by Mr. Brinson’s spouse as a custodian for a minor child.

(6)
Includes 100,000 shares of common stock held by Kiokee Creek Holdings, LLLP for which Mr. Wiley and his spouse are the sole limited partners. The general partner of Kiokee Creek Holdings, LLLP is J.T. Wiley Management, LLC. Mr. Wiley is the sole member of J.T. Wiley Management LLC and therefore has sole voting and dispositive power over the 100,000 shares owned by Kiokee Creek Holdings, LLLP.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who own beneficially more than 10% of our outstanding common stock to file with the SEC initial reports of ownership and reports of changes in their ownership of our common stock. Directors, executive officers and greater than 10% shareholders are required by SEC regulations to furnish us with copies of the forms they file. To our knowledge, no person beneficially owned more than 10% of our common stock during 2017. Based solely on a review of the copies of such reports furnished to us, during the fiscal year ended December 31, 2017, our directors and executive officers complied with all applicable Section 16(a) filing requirements.

EXECUTIVE OFFICER COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

In this section, we sometimes refer to the Independent Directors Committee as the “committee.”

This Compensation Discussion and Analysis is intended to assist our shareholders in understanding our compensation programs, the philosophy underlying our compensation strategy and the fundamental elements of the compensation paid to our “named executive officers” whose 2017 compensation information is provided in the tables following this discussion. In this proxy statement, our “named executive officers” are the individuals who served as our principal executive officer, our principal financial officer and our three other most highly compensated executive officers in 2017.

Effective June 1, 2017, as part of our succession plan, Mr. Wiley succeeded Mr. Evans as our Chief Executive Officer. Mr. Evans continues to serve as Chairman of the Board of the Company and State Bank, in both an executive capacity and at the board level. Because Mr. Evans served as our principal executive officer for a portion of 2017, he is considered a “named executive officer” under applicable SEC rules.

Our named executive officers, along with their titles, as of December 31, 2017 are noted in the following table:

Name	Title
J. Thomas Wiley, Jr.	Chief Executive Officer of the Company and State Bank, President of the Company and Vice Chairman of the Boards of Directors of the Company and State Bank
Sheila E. Ray	Chief Financial Officer of the Company and State Bank, Chief Operating Officer of the Company, Corporate Secretary and Executive Vice President of the Company and State Bank
Remer Y. Brinson III	President of State Bank and Executive Vice President of the Company
Kim M. Childers	Executive Risk Officer of the Company and State Bank and Vice Chairman of the Boards of Directors of the Company and State Bank
Joseph W. Evans	Chairman of the Boards of Directors of the Company and State Bank
Bradford L. Watkins	Managing Director of the Commercial Finance Group and Executive Vice President of State Bank

Overview

Our Compensation Discussion and Analysis addresses, among other matters, the following:

•2017 business performance highlights;

•key compensation decisions made by the committee in 2017;

•our compensation design and governance practices;

•the results of our 2017 “say on pay” vote;

•our compensation philosophy and the objectives of our compensation programs;

•our process for determining executive officer compensation;

•the elements of compensation paid to our executive officers; and

•other compensation and benefit policies related to the compensation of our executive officers.

Executive Summary

2017 Business Performance Highlights

Our financial results in 2017 reflect record pretax net income, strong growth in organic loans and core deposits, solid progress in noninterest income and effective expense management. In addition to the core conversions of The National Bank of Georgia ("NBG") and S Bank within two months of closing the transactions, we also announced the all-cash acquisition of AloStar Bank of Commerce ("AloStar") in the second quarter of 2017 and closed the transaction in less than four months.

Strong Earnings Growth

•	Pretax income of $87.6 million in 2017, an 18.8% increase from $73.8 million in 2016.

•
Net income for 2017 was $46.6 million compared to net income of $47.6 million for 2016. Net income for 2017 includes the impact of a $10.7 million non-cash tax expense resulting from the enactment of the "Tax Cuts and Jobs Act" in December 2017 and merger election-related revaluation of our net deferred tax assets.

•
Net interest income, excluding accretion income, increased to $158.7 million in 2017, or 41.3% from 2016 as the Company continued to replace accretion income from failed bank acquisitions with more traditional sources of revenue.

•	Interest income on loans and invested funds of $174.3 million in 2017, a 42.9% increase from $121.9 million in 2016.

•	Excluding gains/(losses) on the sale of investment securities, noninterest income increased 6.2% to $41.2 million in 2017.

Shareholder Return

•	Maintained an annual cash dividend of $.56 per share in 2017, equating to a 47.1% dividend payout ratio, and a dividend yield of more than 1.8% based on our year-end share price.

•	$0.52 of tangible book value growth in 2017, a 3.9% increase from yearend 2016.

Expense Management

•
Despite the impact of the NBG, S Bank, and AloStar acquisitions, the efficiency ratio was 59.7% in 2017, a 3.8% improvement from 62.0% in 2016. The efficiency ratio, excluding merger expenses, was 57.4% in 2017 compared to 60.0% in 2016.

•
Noninterest expense minus noninterest income, divided by average assets declined to 2.26% in 2017 from 2.30% in 2016. Excluding merger expenses, this ratio declined to 2.14% in 2017 from 2.19% in 2016.

Organic Loan and Deposit Growth

•	Organic loan growth of $275 million, or 13.2%, in 2017 from 2016, and organic and purchased non-credit impaired loans grew $702 million or 26.5% in 2017 from 2016.

•	Deposit growth of $158 million, or 4.6%, including $103 million, or 10.4%, growth in noninterest bearing deposit accounts in 2017 (excluding acquisitions) from 2016.

•	Noninterest-bearing deposits comprised 28.1% of total deposits at year-end 2017.

Strong Credit Quality

•	Nonperforming organic loans to total organic loans were .31% in 2017.

•	Past due organic loans to total organic loans totaled .20% in 2017.

•	Net charge-offs to total average organic loans of .09% in 2017.

Key 2017 Compensation Decisions

Below we have summarized key compensation decisions made by the committee in 2017.

Compensation Decisions
Base Salary	Except with respect to Mr. Evans, provided modest increases to base salaries for certain named executive officers based on merit and expansion of responsibilities.
Annual Cash Incentives
Established performance objectives for the 2017 annual cash incentive plan, including a revenue target, growth targets for deposit and loan balances, an expense ratio target and the achievement of certain asset quality metrics.

Cash incentive payments were awarded at 96.6% of target for the executive officers based on results relative to established performance objectives.
Long-Term Equity Incentives	Executives received no equity awards in 2017 as the 2015 grants, at the time of the grants, were intended to provide for long-term compensation over multiple years.
Executives achieved performance conditions on 10% of the 2015 grants as our annual return on average assets, as measured under the agreements, exceeded the median of comparable banks for 2017. These shares remain subject to service vesting conditions until December 31, 2019.

Employment Agreements	Entered into an amended and restated employment agreement with Mr. Evans to reflect his leadership role of Chairman.

Compensation Design and Governance Practices

The committee has formulated our executive compensation program to align with the long-term interests of our shareholders. Below we summarize certain practices we have implemented to drive performance and those we have not implemented because we do not believe they would serve our shareholders' long-term interests.

What We Do
Pay-for-Performance	We have structured compensation so that a significant portion of pay for our executive officers is subject to the attainment of key performance objectives.
Risk Management	We annually review our compensation programs to ensure that they do not encourage excessive risk-taking.
Caps on Annual Cash Incentive Payments	Our annual cash incentive payments are subject to caps on amounts earned.
Clawback	Both our annual cash incentive payments and long-term incentive program include a clawback provision requiring the return of incentive compensation in the event of a financial restatement.
Stock Ownership Guidelines	Our executive officers are required to maintain prescribed levels of stock ownership.
Compensation Consultant	We engage an independent compensation consultant to assist in the development of our executive compensation program and to provide information on market trends and developments.
What We Don’t Do
Tax Gross-Up	We do not provide excise tax gross-ups on benefits or under any change in control provisions or agreements.
Excessive Perquisites	The perquisites offered to our executive officers are limited and primarily serve to enhance our executives’ business development activities.
Permit Hedging	We prohibit hedging of Company securities.
Allow Unrestricted Pledging	We maintain a policy restricting pledging of Company securities, except in limited circumstances.

Results of 2017 Say on Pay Advisory Vote

In May 2017, we held our seventh shareholder advisory vote on our named executive officer compensation, and approximately 99% of votes cast were for approval of our named executive officer compensation. The committee believes that the strong result of this vote is evidence that shareholders support our executive compensation policies and decisions. Although this shareholder vote on executive compensation was advisory, we take the results of the “say-on-pay” vote into consideration and will continue to engage our shareholders to understand their perspectives on our executive compensation policies and practices, corporate governance practices and other matters of shareholder interest.

Philosophy and Objectives of Executive Compensation

The Independent Directors Committee has established the following compensation philosophy in its charter and generally seeks to make decisions consistent with these objectives:

•	to encourage achievement of our long-range objectives by relating compensation to achievement of internal strategic objectives;

•	to establish compensation policies, benefit programs and guidelines that will attract and retain qualified executives through a level of compensation that is competitive within the banking industry;

•
to promote a direct relationship between compensation and our performance and to build long-term value for shareholders by facilitating executive officer stock ownership through restricted stock and other equity-based incentive awards; and

•	to plan for, justify and control total compensation costs.

Process for Determining Executive Officer Compensation

Role of the Independent Directors Committee

The committee is responsible for administering our executive compensation program in a manner consistent with our compensation philosophy. Under the committee’s Charter, it has authority to review and approve the total compensation, including salary, bonus incentive, benefits and other compensation, of the Chief Executive Officer and all other executive officers of the Company. The committee also has the authority to, among other things:

•	annually review and determine corporate goals and objectives relevant to the compensation of the Chief Executive Officer;

•	review and approve employment agreements, new hire awards or payments, severance agreements and change in control or similar termination agreements for our executive officers; and

•
administer the Company’s incentive compensation plans (such as our Executive Officer Annual Cash Incentive Plan) and equity-based compensation plans (such as our Equity Plan), including the designation of the employees to whom awards are granted, the amount of awards and the terms and conditions of such awards, subject to the provisions of each plan.

With respect to performance reviews, the committee conducts an annual evaluation of the Chief Executive Officer’s performance and determines his compensation in executive sessions without the Chief Executive Officer present. Our Chief Executive Officer evaluates the performance of our other named executive officers and presents his conclusions and recommendations to the committee. The committee retains absolute discretion as to whether it approves the recommendations of the Chief Executive Officer or makes adjustments, as it deems appropriate.

Role of Management

Our Chief Executive Officer and other members of executive management and the committee work together to establish, review and evaluate performance goals for our performance-based incentive plans. While these executives provide input into our strategic goals for future performance periods, the committee carefully reviews recommended goals before giving its final approval, and it evaluates and determines whether such performance goals have been achieved. We believe this process ensures that goals will be appropriately balanced between short and long term incentives and will be motivating and challenging but also attainable.

Role of Our Compensation Consultants

The committee has the authority under its charter to appoint, select, obtain advice from, retain, terminate and approve the fees and other retention terms of advisors (including compensation consultants). For 2017, the committee continued its engagement of Meridian as its independent compensation consultant. In this role, Meridian provided the committee with market data, analysis and advice regarding the compensation of our independent directors, named executive officers and our other executive officers, which was used by the committee in making the majority of its compensation-related decisions in 2017.

Role of Peer Market Data

The committee considers several factors when determining executive compensation, including peer market data. Meridian provided the committee with data on market compensation levels for similarly-sized banks based on a peer group and survey data. The peer group included the following 18 banks which are located in the Southeast and are comparable to us in terms of asset size. State Bank’s assets were aligned with the median of the peer group.

Ameris Bancorp	Fidelity Southern Corporation	Seacoast Banking Corporation of Florida
Atlantic Capital Bancshares, Inc.	First Bancorp	ServisFirst Bancshares, Inc.
BNC Bancorp	Franklin Financial Network, Inc.	Southside Bancshares, Inc.
CenterState Banks, Inc.	Independent Bank Group, Inc.	Stock Yards Bancorp, Inc.
City Holding Company	Park Sterling Corporation	Stonegate Bank
Community Trust Bancorp, Inc.	Republic Bancorp, Inc.	Xenith Bankshares, Inc.

While the committee referenced the market data when evaluating compensation, it did not target elements of compensation to a specific range or percentile.

Elements of Compensation

Our executive compensation program is designed to support the alignment of pay with performance and encourage the creation of long-term shareholder value with appropriate risk management. Accordingly, our program includes a balance of fixed and performance-based pay, cash and equity compensation, absolute and relative performance goals and short- and long-term incentive compensation. The primary components of our 2017 named executive officer compensation, as well as the key features of each component, are included in the table below:

Component	Objective	Link to Performance	Fixed or Performance Based	Short or Long-term
Base Salary	• Attract and retain qualified executives	Based on each executive’s performance of internal strategic objectives and responsibilities.	Fixed	Short-term
• Provide a measure of income stability to allow executives to focus on execution of our strategic goals
Annual Cash Incentive Payments	• Attract and retain qualified executives	Earned incentives are 100% based on quantitative performance objectives important to our near term financial success.	Performance	Short-term
• Focus management on achievement of our financial and operational objectives
Long-Term Incentive Program	• Attract and retain qualified executives	Awards granted in 2015 will vest only if pre-established performance targets are met and the executive continues service with the Company.	Performance	Long-term
• Align executive and shareholder goals by providing management with a direct interest in our future success
• Reward achievement of sustained long-term performance while providing adequate exposure to equity performance risk

Base Salary

The committee intends for the base salary of our named executive officers to provide a base level of pay for the services they provide that is competitive with comparable financial institutions. We believe that the fixed annual base salaries of the named executive officers help us retain qualified executives and provide a measure of income stability to the executives, which allows them to stay focused on our business. The “Summary Compensation Table for 2017” below reflects the base salary paid to each of our named executive officers for the periods presented.

Under the employment agreements for each of Mr. Wiley, Mr. Childers and Mr. Evans, the committee annually reviews each officer’s base salary and can increase his salary based on performance and in compliance with regulatory standards. The committee also annually reviews the base salary of our other executive officers. Based on this review, the committee established the base salaries of each of the named executive officers for 2017.

The following table details the base salary of our named executive officers for the periods presented and shows the percentage change in base salary year over year.

Name	2016 Base Salary ($)	2017 Base Salary ($)	Percent Change from 2016 Base Salary
J. Thomas Wiley Jr.	475,000	500,000	5%
Sheila E. Ray	300,000	325,000	8%
Remer Y. Brinson III	336,000	340,000	1%
Kim M. Childers	375,000	390,000	4%
Joseph W. Evans	500,000	350,000	(30)%
Bradford L. Watkins	300,000	310,000	3%

In 2017, Mr. Wiley succeeded Mr. Evans as our Chief Executive Officer. In connection with this management change, we entered into an amended and restated employment agreement with Mr. Evans that reduced his base salary from $500,000 to $350,000 effective June 1, 2017. Mr. Evans remains Chairman of the Company and State Bank in both an executive capacity and at the board level.

With respect to our other named executive officers, the committee considered the performance of each executive officer and the scope of his or her responsibilities, in addition to the current compensation package in place for the executive, and determined modest increases were appropriate. For more information, see the section below titled “Summary of Executive Compensation.”

Annual Cash Incentive Payments

Annual cash incentive compensation is an integral component of our total compensation program that links executive decision-making and performance with our annual strategic objectives. We use this component to focus management on our most important near-term priorities—financial, operating, compliance, safety and soundness—that support our overall strategy and build shareholder value.

In February 2015, the committee approved the Incentive Plan, which the committee administers in consultation with management. The purpose of the Incentive Plan is to allow participants to earn incentive compensation that is tied to performance measured against specified objectives. Such objectives are set with the intent that achievement will ultimately result in enhancement to shareholder value. In 2017, Meridian advised the committee on prevailing market practices regarding annual cash incentive plans and confirmed that the Incentive Plan conformed with such practices.

Under the Incentive Plan, as soon as practicable at the beginning of each fiscal year, the committee, in consultation with our Chief Executive Officer or his designees, selects key measurable performance objectives, which will be used to determine the actual incentive cash payment to be awarded to our executive officers upon the achievement of the selected performance objectives.

The committee may also consider more subjective performance objectives, such as customer satisfaction, employee management and development, regulatory standing of the Company, evaluation of merger and acquisition activities, adherence to policies and procedures and the maintenance of high ethical standards, which can be used to decrease the actual incentive earned by a participant in any plan year. The committee has plenary authority, among other things, to designate participants; to determine the maximum potential incentive of each participant; to select performance objectives, weights and threshold, target and stretch performance levels for each performance objective; to select performance factors and assign negative percentage weights with respect to those performance factors for each participant; to determine actual funded and earned incentives; to interpret the plan; and to prescribe, amend and rescind rules and regulations relating to the plan.

Each year, the committee sets the amount of each participant’s potential incentive payment that can be earned at the threshold, target and stretch levels, determined as a percentage of the participant’s base salary. For 2017, each named executive officer’s potential incentive payment at the threshold, target and stretch levels, expressed as a percentage of their base salary were as follows:

Name	Threshold	Threshold Incentive Payment ($)	Target	Target Incentive Payment ($)	Stretch	Stretch Incentive Payment ($)
J. Thomas Wiley Jr.	25%	125,000	50%	250,000	75%	375,000
Sheila E. Ray	17.5%	56,875	35%	113,750	52.5%	170,625
Remer Y. Brinson III	25%	85,000	50%	170,000	75%	255,000
Kim M. Childers	25%	97,500	50%	195,000	75%	292,500
Joseph W. Evans(1)	—	—	—	—	—	—
Bradford L. Watkins	25%	77,500	50%	155,000	75%	232,500

(1)	Effective June 1, 2017, under his amended and restated employment agreement, Mr. Evans is no longer eligible to participate in our annual cash incentive plan.

The committee (with input from our Chief Executive Officer or his designees) establishes threshold, target and stretch performance levels and weights for each selected performance objective. The weight, stated as a percentage, indicates the maximum percentage of the total potential threshold, target or stretch incentive payment that can be earned for achieving each particular performance objective at the set threshold, target and stretch performance levels. Threshold represents the minimum level of performance at which, if achieved, a payment is earned on each performance objective. If performance is below the threshold level for any particular performance objective, no payment will be earned; however, payment will be earned for other performance objectives that are achieved at least at a threshold level of performance. Stretch represents the maximum level of performance at which, if achieved, a payment is earned on each performance objective. If performance exceeds the stretch level for any performance objective, no further incentive above the stretch incentive for such performance objective is earned.

Actual performance between threshold, target and stretch performance levels is interpolated to determine the amount of payment based on relative achievement of the performance objectives. In addition, for certain performance objectives, which are referred to as “yes/no objectives,” the committee may determine that the performance level for such objective is either met or is not met. For these yes/no objectives, the committee only sets a target performance level. Performance below target earns no incentive, and performance at or above target only earns the target incentive.

Finally, each year, the committee also establishes any subjective performance factors, including the maximum negative percentage for each such factor that can be deducted from a participant’s actual incentive earned, for substandard results.

In February 2017, the committee selected six performance objectives determined by the committee to encompass critical aspects of our financial performance and sound management of asset quality. The six selected performance objectives, the assigned weight for each objective and the threshold, target and stretch performance level, if applicable, for each objective, were as follows (dollars in thousands):

		Performance Objective Levels
Performance Objectives	Assigned Weight For Performance Objectives	Threshold ($)	Target ($)	Stretch ($)
Achieve Adjusted Revenue(1)	30%	158,839	186,870	224,244
Grow Fourth Quarter Average Deposit Transaction Account Balances(2)	20%	3,298,599	3,317,800	3,343,402
Grow Fourth Quarter Average Loan Balance(3)	10%	2,881,519	2,918,802	2,968,511
Achieve Expense Ratio(4)	20%	2.35%	2.00%	1.67%
Asset Quality(5)
Classified Assets as a Percent of Risk Based Capital at or Below 25.0%(6)(7)	10%	No	Yes	n/a
Net Charge-offs at or Below .40%(8)	10%	No	Yes	n/a
Total	100%

(1)
Adjusted revenue is defined as the pre-provision net interest income and non-interest income, including gains and losses on loans held-for-sale, while excluding (a) accretion income on the January 1, 2017 purchased credit impaired loan portfolio, (b) gains and losses from the sale of assets (other than loans held-for-sale), including securities and (c) other additional revenues from strategic decisions approved by the board of directors but not included in the annual budget.

(2)
This performance objective represents a 4% increase in fourth quarter 2017 average total deposits as compared to the fourth quarter of 2016, excluding an increase in deposits resulting from volatile large depositors, such as municipalities or deposit accounts originated from financial institutions acquired in 2017.

(3)	This performance objective represents a 9.3% increase in fourth quarter 2017 average loan balances as compared to the fourth quarter of 2016.

(4)
This performance objective is calculated by subtracting noninterest income from noninterest expense and dividing such total by total average assets. Noninterest expense excludes net cost of operations of other real estate owned and collections of loans, one time severance accruals, merger related costs or other costs related to strategic decisions approved by the board of directors but not included in the annual budget. Noninterest income excludes income related to strategic decisions approved by the board of directors but not included in the annual budget.

(5)	Credit metrics exclude purchased credit impaired loans.

(6)	Classified assets include assets listed as substandard, doubtful or loss.

(7)
This performance objective is based on the average quarterly results as determined by dividing the sum of each quarter-end’s classified assets or nonperforming assets, as applicable, as a percent of risk based capital or total assets, as applicable, by four.

(8)	The target amount is determined based on the 2017 year-end balance of net charge-offs.

In the second quarter of 2017, we entered into a merger agreement to acquire AloStar. The acquisition, which closed in the fourth quarter of 2017, was a material acquisition for State Bank for several reasons — it provided immediate entry into new lines of business, increased our asset size, diversified our assets, and allowed us to efficiently leverage our capital. At the time the merger was pending, the committee met to discuss how the transaction aligned with our long-term strategic goals and enterprise risk management framework and discussed how the acquisition would impact the above-reference performance objectives.

Because of the asset composition of AloStar and the significant value of the acquisition to us and our shareholders, the board determined it would be prudent for management to adjust our near-term strategic initiatives from focusing on organic loan and deposit growth to focusing on the completion of the AloStar acquisition and integration, as well as the risk-adjusted profile of State Bank following the merger. As a result, management intentionally slowed organic loan growth in certain sectors to accommodate the AloStar loan portfolio, which resulted in corresponding efforts to decrease overall deposit costs by managing organic deposit growth.

In determining the incentive awards for 2017, the committee considered our enterprise risk management framework as well as the long-term benefits achieved through the acquisition of AloStar. As a result, as permitted by the Incentive Plan, the committee determined to include the loans and deposits acquired in the AloStar transaction in measuring the loan and deposit growth performance objectives under the plan. While the inclusion of the acquired loans and deposits resulted in performance above the stretch performance level for each of these performance objectives, the committee determined to cap payouts at the target performance level for these two objectives, as noted in the table below.

The following table includes the performance level achieved with respect to each performance objective (dollars in thousands):

Performance Objective	Performance Level Achieved	Performance Level Earned	Actual Results
Revenue	Between Target and Stretch	Between Target and Stretch	$189,065
Deposit Growth	Stretch	Target	$3,947,619
Loan Growth	Stretch	Target	$3,413,554
Expense Ratio	Between Threshold and Target	Between Threshold and Target	2.15%
Classified Assets as Percent of Risk Based Capital at or Below 25.0%	Target	Target	Yes
Net Charge-offs at or Below .40%	Target	Target	Yes
Negative Adjustment of Subjective Performance Factors(1)	None	—	—

(1)
The subjective performance factors considered included customer satisfaction, employee management and development, regulatory standing of the Company, evaluation of merger and acquisition activities, adherence to policies and procedures and the maintenance of high ethical standards.

Accordingly, in determining the actual incentive compensation earned by Mr. Wiley, Ms. Ray, Mr. Brinson, Mr. Childers and Mr. Watkins, the committee approved awards at an amount equal to an interpolated amount between the total potential threshold incentive and the total potential stretch incentive, equating to 96.6% of their target incentive award level. Our named executive officers’ actual cash incentive awards for 2017 are noted in the table below, along with the percentage of the total target incentive each officer achieved.

Participant Name	Actual Award ($)	Percentage of Target Incentive Payment Achieved
J. Thomas Wiley, Jr.	241,525	96.6%
Shelia E. Ray	109,894	96.6%
Remer Y. Brinson III	164,237	96.6%
Kim M. Childers	188,389	96.6%
Bradford L. Watkins	144,915	96.6%

The committee will, on an annual basis, continue to review its annual cash incentive plans and award measurement methods and update the Incentive Plan as warranted to maintain the effectiveness of the plan as a key performance-based component of our overall executive compensation program. The committee expects that the selected objectives, performance measures and thresholds will continue to evolve based on our strategic objectives, market conditions, new regulations and the regulatory review process.

Long-Term Incentive Program

Our compensation philosophy strongly embraces the concept that management works in the best interests of shareholders when management also has an ownership stake in the Company. We have used the equity grant alternatives in our Equity Plan to support this philosophy.

In general, we have implemented equity-based incentives:

•	to encourage management to continue in the long-term service of the Company;

•	to give management a more direct interest in the future success of the operations of the Company;

•	to attract outstanding individuals for leadership positions; and

•	to retain and motivate those individuals by providing awards for superior performance, increase in responsibilities or expansion of roles.

2017 Long-Term Incentive Awards

The committee did not grant our named executive officers any long-term incentive awards in 2017, as the performance-based restricted stock awards granted in 2015 described below were intended, at the time of the grant, to provide for long-term compensation over multiple years.

2015 Restricted Stock Grant
On February 11, 2015, the committee granted performance-based restricted stock to our named executive officers that requires the achievement of pre-established performance targets over a ten year period, in addition to continued service of the executive. The terms of these awards are as follows.
Service Requirements. The awards were designed to encourage retention of our executive officers, who are critical to our long-term success. Accordingly, subject to limited exceptions, no shares will vest until December 31, 2019, and up to 50% of the shares will vest on December 31, 2019, if the performance criteria are met and the executive remains employed on the December 31, 2019 vesting date. At December 31st of each following year

(2020 through 2024), an additional 10% of shares will be eligible for vesting based on the achievement of the performance criteria and the executive’s continued employment on each vesting date.
Performance Criteria. For each of the first five years (2015 through 2019), each executive officer can accrue up to 10% of the shares of restricted stock awarded, with the accrual date occurring on December 31 of each year, provided our Annual Return on Average Assets, or AROAA, measured on December 31 of each year, is greater than or equal to the AROAA of at least 50% of all banks listed in the SNL Financial U.S. Bank Indices having between $1 billion and $10 billion in total consolidated assets (the “Comparator Group”) on such date and the executive continues to be employed by us (except as described below). AROAA is calculated by reference to such indices and data reported by SNL Financial LC (“SNL”). Accordingly, the committee measured AROAA using SNL’s measurement of core ROAA (annualized), which is defined as net income after tax and before extraordinary items, excluding net income attributable to non-controlling interest, gain on the sale of held to maturity and available for sale securities, amortization of intangibles, goodwill and nonrecurring items, including merger expenses. On December 31, 2019, 10% of the award shares will vest for each year (2015 through 2019) that we met the above-referenced performance conditions, such that up to 50% of the award shares can potentially vest on December 31, 2019. Thereafter, at the end of each year for the next five years (2020 through 2024), an additional 10% of shares will vest if the above-referenced performance conditions are met for such year.

The committee selected the AROAA performance measure to reward executive officers for their achievement for sustained long-term performance goals. AROAA provides a comparable metric with peers regardless of institution size and is heavily influenced by the short and long term decisions of our executives. We believe that consistent above-median performance will result in increased value for our shareholders without encouraging imprudent risk taking. For 2017, we met the AROAA performance metric under the agreements. As such, 10% of each named executive officer’s shares accrued for vesting. However, these accrued shares will not vest until December 31, 2019, assuming the executive meets the service requirement (subject to certain exceptions).

The 2015 restricted stock grants also contain a performance provision which provides that, beginning in year 2016 and continuing through year 2024, we will evaluate Multi-Year Return on Average Assets (“MROAA”), measured on January 1, 2015 and ending on December 31 of each subsequent yearly measurement period using SNL’s definition of core ROAA described above. To achieve this performance metric, MROAA for the multi-year period must be greater than or equal to the MROAA of 50% of the Comparator Group for the same period. If the MROAA performance metric is achieved for any multi-year periods and the executive meets the service requirement through the end of each of these periods, then any shares that were not eligible to vest for prior years based on the AROAA will vest for these periods. For example, if 40% of shares were vested through the end of 2020 for prior period performance but our average MROAA for the entire six-year period, 2015 through 2020, met the performance requirement, then an additional 20% of shares will vest, bringing total vesting to 60% of granted shares for the six-year period.

As a bank holding company regulated by the Board of Governors of the Federal Reserve System that also controls our bank subsidiary regulated by the FDIC, the committee is responsible for not only creating compensation programs that encourage the achievement of our long-term objectives but also for creating compensation programs that limit risk and are consistent with safety and soundness principles. With these goals in mind, the committee structured the 2015 awards with the MROAA provision to allow our executives to earn shares for the achievement of performance over a longer period. Specifically, the MROAA provision prevents executive officers from being penalized for making strategic decisions that are intended to benefit us in the long term but which may have a temporary negative effect on earnings. In addition, the executives are incentivized to achieve above-target results thorough the entire ten-year performance period, given that their long-term equity awards are at risk if earnings fall below those of the Comparator Group. Each year we fail to achieve the AROAA performance metric, our future performance will have to be well in excess of the median of the Comparator Group to attain the overall MROAA performance metric. Structuring the restricted stock grants in this manner allows our executives to continue focusing on the achievement of long-term results, while discouraging imprudent risk-taking.

The following table outlines the shares earned, subject to service conditions, and the potential future vesting schedule for the 2015 grants.

	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024
AROAA Performance Measure Met	Yes	Yes	Yes	*	*	*	*	*	*	*
MROAA Performance Measure Met	N/A	Yes	Yes	*	*	*	*	*	*	*
Potential Shares Available to Earn	10%	10%	10%	10%	10%	10%	10%	10%	10%	10%
Actual Shares Earned	10%	10%	10%	*	*	*	*	*	*	*
Potential Vesting Schedule (if performance criteria are met)	0%	0%	0%	0%	50%	10%	10%	10%	10%	10%
Actual Shares Vested	0%	0%	0%	*	*	*	*	*	*	*

* to be determined

Termination. If an officer’s employment ceases for any reason, all shares that have not vested will be immediately forfeited, except if the executive is involuntary terminated by us without cause or upon the executive’s death or permanent disability. In these situations, the number of shares subject to vesting under the agreement as of the most recently completed fiscal quarter shall vest on a pro-rata basis.
Change in Control. The committee structured the change in control provision to align the interests of management and shareholders if a change of control opportunity is presented that would be in the best interest of our shareholders. Under the award agreement, upon the consummation of a change in control (as defined in the Equity Plan), if our share price on the date of the change in control is:

•20% higher than the closing price on the grant date, all award shares will vest; or

•
not 20% higher than the closing price on the grant date, then the number of award shares that vest will be determined based upon a pro rata percentage equal to the stock’s per share closing price on the date of the change in control over the price per share equal to a 20% increase in share price since the grant date.

Other Executive Benefits

Perquisites. The Company does not provide extensive perquisites to its executive officers, and those perquisites offered are business-related and granted to facilitate the efficiency and productivity of our executive officers. The total value of all perquisites provided to each of our named executive officers in 2017 was less than $10,000, except with respect to Mr. Brinson and Mr. Watkins.

Mr. Brinson received $42,900 in perquisites that consisted of an allowance for housing expenses in Atlanta and cell phone charges. Our board of directors and Chief Executive Officer expect Mr. Brinson, as President of State Bank, to maintain a significant personal presence in each of our market areas, including metropolitan Atlanta. Because Mr. Brinson resides in Augusta, Georgia, the committee believes that the reimbursement for his Atlanta housing expenses was appropriate.

Mr. Watkins received $25,900 in perquisites that consisted of a charitable donation made in his name to the Alliance Theatre and cell phone charges. The Alliance Theatre, on which Mr. Watkins serves as a director on its board of directors, is a prominent organization within the arts and culture community of our metropolitan Atlanta market, and the Company desired to honor the contributions of both Mr. Watkins and the Alliance Theatre to the Atlanta community by making such charitable donation.

Benefit Plans. Our named executive officers are eligible to participate in our company-provided benefit plans and programs, including medical, life and disability plans, on the same basis as other salaried, full-time employees. Each of our named executive officers, except Mr. Evans, also participates in our 401(k) Plan. The committee believes that its employee benefits are generally in line with benefits provided by the Company’s peer group and consistent with industry standards.

Retirement Benefits. Mr. Brinson is a participant in the Amended and Restated First Bank of Georgia Supplemental Retirement Plan (the “SERP”), which the Company assumed as a result of the merger of Georgia-Carolina Bancshares with and into the Company. The Company elected to assume the SERP as a method to retain Mr. Brinson following the merger. For an additional discussion of the SERP and the present value of his accumulated benefit under the SERP, see “Supplemental Executive Retirement Plan” below.

Severance and Change in Control Arrangements for Current Named Executive Officers

We provide change in control benefits to each of our named executive officers and severance benefits to Mr. Wiley, Mr. Childers and Mr. Evans in the event of certain involuntary terminations. The board of directors believes that it is important to protect its named executive officers in the event of a change in control by providing the officers with a structured process for leaving State Bank as a result of a change in control of the Company. Further, the board of directors believes that the interests of shareholders will be best served if the interests of executive management are aligned with the shareholders and that providing change in control benefits should mitigate potential reluctance of executive management to pursue potential change in control transactions that may be in the best interests of shareholders.

Each of our employment agreements with Mr. Wiley and Mr. Childers include certain severance payments upon termination of employment or a change in control of the Company. With respect to a change in control, each of these employment agreements provide modified “single trigger” benefits to the executive, meaning that the change in control payment is made if the executive chooses to terminate his employment within a specified time period following the change in control. This modified “single trigger” change in control provision was negotiated with Mr. Childers, as one of our founding executive officers, contemporaneous with our initial institutional equity capital raise of approximately $292.1 million and our initial failed bank acquisitions in July 2009. Mr. Wiley, who was one of our founding investors and became a director in 2010, received substantially similar change in control provisions when he joined the Company as an executive officer. The Independent Directors Committee believes these change in control provisions are appropriate for Mr. Wiley and Mr. Childers because they allow these officers to continue to pursue strategies that build long-term shareholder value—whether through the Company’s continued independent operations or through the sale of the Company. However, the Independent Directors Committee currently intends to avoid modified “single-trigger” and “single-trigger” change in control provisions in future employment agreements or change in control agreements with other executive officers.

Our original employment agreement with Mr. Evans also contained a modified “single trigger” change in control provision. However, the committee removed this provision from his 2017 amended and restated employment agreement entered into in connection with his resignation as our Chief Executive Officer and continued role as Chairman. His amended and restated agreement now includes a “double trigger” change in control provision, meaning severance benefits are paid only in the event of his termination without cause by us or for good reason by Mr. Evans following a change in control. In addition, each of Ms. Ray, Mr. Brinson and Mr. Watkins has a separation agreement with the Company that provides “double trigger” change in control benefits to the executive.

For a more detailed description of the severance and change in control benefits applicable to our named executive officers, see the discussion below under “Potential Payments Upon Termination or Change in Control.”

Other Policies and Practices

Stock Ownership Requirements. As described in the section titled “Other Governance Policies and Practices,” our named executive officers are required to acquire and maintain a specified investment in the Company. We require our Chief Executive Officer to own stock with a market value equivalent to three times his base salary, and all other named executive officers to own stock with a market value equivalent to one times the executive's base salary. The market value of the stock is determined based on the closing price on the last trading day of the fourth quarter. Until the executive officer satisfies the stock ownership requirement, he or she may not dispose of shares except for limited purposes. All our named executive officers currently satisfy such stock ownership requirements.

Policy Against Hedging Activities.     The Company is dedicated to growing its business and enhancing shareholder value in all that we do in an ethical way and being mindful of the need to avoid taking actions that pose undue risk or have the appearance of posing undue risk to the institution. Our goal is to grow shareholder value in both the short term and in the longer term, and we expect our directors, officers and employees to have the same goals as the Company which are reflected in their trading activities in the Company’s securities. The Company considers it inappropriate for any director, officer or employee to enter into speculative transactions in the Company’s securities. The board has adopted, as part of our insider trading policy, prohibitions against our directors, officers and employees engaging in hedging activities involving the Company’s securities, including short sales of our securities and transactions in puts, calls, options or other derivative securities based on the Company’s securities.

Policy Against Pledging. We prohibit our directors, officers and employees from pledging the Company's securities as collateral for a loan, unless such person can demonstrate the financial capacity to repay the loan without resort to the pledged securities.

Recovery and Recoupment of Provisions. Our restricted stock agreements with our named executive officers provide that the shares of restricted stock granted to the named executive officer are conditioned on the named executive officer’s forfeiting, waiving or repaying to the Company any amount or shares as may be required in compliance with Section 304 of the Sarbanes-Oxley Act, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and with the Company’s clawback compliance policy as in effect from time to time and as directed by the Independent Directors Committee.  Similarly, the Incentive Plan provides that State Bank will comply with the incentive clawback requirements under applicable laws, rules and regulations, including the Dodd Frank Wall Street Reform and Consumer Protection Act. The Incentive Plan further includes clawback provisions requiring repayment of any award to the extent any payment made is later determined to have been based on financial results that are subsequently the subject of restatement to correct an accounting error due to material noncompliance with any financial reporting requirement, if such restatement is identified within three years after the date of the first public issuance or filings of the financial results subsequently restated and a lower payment or award would have been made based on the restated financial results. We intend to adopt a recoupment policy, which will include provisions to comply with the “clawback” provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, after the SEC issues the applicable rules.

Tax Treatment

The Independent Directors Committee considers the deductibility of compensation paid to the named executive officers when making compensation decisions. Section 162(m) of the Internal Revenue Code limits deductibility of certain compensation to $1 million per year for certain named executive officers. Historically, if certain conditions were met, performance-based compensation could be excluded from this limitation.

However, the performance-based pay exemption has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to certain named executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. Despite the Committee’s efforts to structure certain compensation in a manner intended to be exempt from Section 162(m) and therefore not subject to its deduction limit, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, including the uncertain scope of the transition relief under the legislation repealing the performance-based exemption from the deduction limit, no assurance can be given that compensation intended to satisfy the requirements for exemption from Section 162(m) in fact will. Further, the Committee may modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with our business needs.

Effect of Compensation Policies and Practices on Risk Management and Risk-Taking Incentives

The Independent Directors Committee annually reviews, along with the assistance of members of senior management, our compensation and incentive plans, policies and programs made available to our named executive officers and to all other employees of the Company to seek to ensure that they do not provide incentives to the Company’s employees to take risks that are reasonably likely to have a material adverse effect on the Company. In connection with this review, the Independent Directors Committee reviews the Company’s compensation strategy and risk mitigation components of the incentive plans and policies to ensure the appropriate balance of compensation opportunities and risk. The committee also reviews the performance measurements and criteria used for determining the amount of awards earned under the various incentive plans, in addition to general administrative guidelines. None of our incentive plans for our retail or commercial bankers reward employees based on volume of accounts established. Instead, those incentive plans focus on deposit growth, loan production and other revenue generated, as appropriate per each employee’s roles and responsibilities.

Our senior risk officers, including our Chief Risk Officer and Chief Financial Officer, performed an assessment of the non-executive officer incentive plans and practices that was intended to ensure that those plans did not encourage excessive risk-taking from our executive officers and employees and appropriately aligned the interests of employees with the long-term well-being and safety and soundness of the Company. Based on the review of the senior risk officers and our assessment of such policies and practices, we do not believe that any of our compensation policies and practices provide incentives to our employees to take risks that are reasonably likely to have a material adverse effect on us.  We believe that our compensation policies and practices are consistent with those of similar bank holding companies and their banking subsidiaries and are intended to encourage and reward performance that is consistent with sound practice in the industry. Our incentive plans provide employees with appropriate incentives that balance risk and reward, are compatible with effective controls and risk management and are supported by strong corporate governance, including active and effective oversight by management and our board of directors.

Compensation Committee Report

The Independent Directors Committee, acting in the role of the compensation committee, has reviewed and discussed the Compensation Discussion and Analysis section contained in this proxy statement with our management. Based upon that review and those discussions, the Independent Directors Committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Independent Directors Committee
James R. Balkcom, Jr., Chairman
Archie L. Bransford, Jr.
Ann Q. Curry
Virginia A. Hepner
John D. Houser
Anne H. Kaiser
William D. McKnight
Asif Ramji
G. Scott Uzzell

The Compensation Committee Report of our Independent Directors Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the information contained in the report by reference, and it shall not be deemed filed under such acts.

SUMMARY OF EXECUTIVE COMPENSATION

The following table shows the compensation we paid to our named executive officers for the years ended December 31, 2017, 2016 and 2015.
Summary Compensation Table

Name and Principal Position(1)	Year	Salary ($)	Stock Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)(7)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)(8)	All Other Compensation ($)	Total ($)
J. Thomas Wiley, Jr.(2)	2017	493,750	—	241,525	—	62,640(9)	797,915
Chief Executive Officer of the Company and State Bank, President of the Company, Vice Chairman of the Company and State Bank	2016	468,750(4)	—	220,643	—	51,890	741,283(4)
	2015	440,000	1,065,120(6)	268,563	—	35,330	1,809,013

Sheila E. Ray	2017	318,750	—	109,894	—	44,158(9)	472,802
Chief Financial Officer & Corporate Secretary of the Company and State Bank, Chief Operating Officer of the Company	2016	287,500	—	97,547	—	33,410	418,457
	2015	250,000	684,720(6)	104,441	—	24,020	1,063,181

Remer Y. Brinson III	2017	339,000	—	164,237	82,749	87,182(9)	673,168
President of State Bank, Executive Vice President of the Company	2016	336,000	—	156,076	69,574	76,423	638,073
	2015	336,000	684,720(6)	206,539	58,957	67,776	1,353,992

Kim M. Childers	2017	386,250	—	188,389	—	70,007(9)	644,646
Executive Risk Officer & Vice Chairman of the Company and State Bank	2016	371,250(4)	—	174,192	—	59,791	605,233(4)
	2015	360,000	1,065,120(6)	214,850	—	40,662	1,680,632

Joseph W. Evans(2)	2017	412,500	—	—	—	57,522(9)	470,022
Chairman of the Company and State Bank	2016	500,000	—	232,256	—	70,746	803,002
	2015	490,000	1,255,320(6)	298,403	—	47,922	2,101,645

Bradford L. Watkins(3)	2017	307,500	—	144,915	—	81,202(9)	533,617
Managing Director of the Commercial Finance Group of State Bank

[Footnotes are included on the following page]

(1)	Reflects current principal positions.

(2)	Effective June 1, 2017, Mr. Wiley was appointed as Chief Executive Officer of the Company.

(3)	Because Mr. Watkins did not become a named executive officer until 2017, we have only included his compensation for 2017.

(4)
Both the “Salary” column and the “Total” column of our “Summary Compensation Table” in our 2017 proxy statement contained an error which omitted a salary increase of $25,000 for Mr. Wiley and $15,000 for Mr. Childers for the year ended December 31, 2016. These increases were awarded for performance and expansion of responsibilities in each of their roles. We have corrected these omissions in this Proxy Statement.

(5)
The amounts shown in this column reflect the aggregate grant date fair value of the restricted stock awards computed in accordance with FASB ASC Topic 718. Assumptions made in the valuation of awards can be found in Note 16 of the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017. For the year ended December 31, 2015, the amounts shown are not an indication of actual compensation received but rather the maximum potential compensation (based on the grant date fair value of the restricted stock awards) if all performance and service requirements are met over the entire ten-year vesting period.

(6)
On February 11, 2015, the Independent Directors Committee granted shares of restricted stock, which vest over a ten year period, with no shares vesting until at least December 31, 2019 (subject to certain exceptions). For further discussion of the 2015 restricted stock grants, see “Compensation Discussion and Analysis—Long-Term Incentive Program” above and “Potential Payments Upon Termination or Change in Control—Restricted Stock Agreements” below.

(7)
See “Compensation Discussion and Analysis—Annual Cash Incentive Payments” above for a description of how the Independent Directors Committee determined the incentive payments awarded to Mr. Wiley, Ms. Ray, Mr. Brinson, Mr. Childers and Mr. Watkins.

(8)
For 2017, this amount represents the aggregate change in the actuarial present value of vested benefits accrued to Mr. Brinson under the SERP from our measurement dates used for our 2017 consolidated financial statements. For 2015, this amount represents the aggregate change in the actuarial present value of vested benefits accrued to Mr. Brinson under the SERP measured using the actuarial present value of Mr. Brinson’s accumulated vested benefit under the SERP on January 1, 2015, immediately following our acquisition of Georgia-Carolina Bancshares, as compared to the accumulated vested benefit under the SERP at December 31, 2015. See the section titled “Supplemental Executive Retirement Plan” and the “Pension Benefits for 2017” table below for more information.

(9)	Amounts in this column include the following for 2017:

•	Mr. Wiley: 401(k) matching contributions of $24,000 and cash dividends related to restricted stock grants of $38,640;

•	Ms. Ray: 401(k) matching contributions of $23,998 and cash dividends related to restricted stock grants of $20,160;

•
Mr. Brinson: 401(k) matching contributions of $24,000, cash dividends related to restricted stock grants of $20,160, aggregate perquisites of $42,900, of which $42,000 related to reimbursements of housing expenses in Atlanta and $900 related to the reimbursement of cell phone charges, and life insurance premiums of $122;

•	Mr. Childers: 401(k) matching contributions of $24,000, life insurance premiums of $2,460 and cash dividends related to restricted stock grants of $43,547;

•	Mr. Evans: cash dividends related to restricted stock grants of $51,142 and life insurance premiums of $6,380; and

•
Mr. Watkins: 401(k) matching contributions of $22,332, cash dividends related to restricted stock grants of $32,970 and aggregate perquisites of $25,900, of which $25,000 related to a charitable contribution made in the name of Mr. Watkins and $900 related to the reimbursement of cell phone charges.

As described below under “Life Insurance Benefits,” the life insurance premiums paid for (a) Mr. Childers and Mr. Evans were pursuant to a split-dollar life insurance agreement entered into between the Company and the executive officer on December 1, 2012 and (b) for Mr. Brinson were pursuant to a split-dollar life insurance agreement entered into between First Bank of Georgia and Mr. Brinson on October 9, 2013.

Grants of Plan-Based Awards in Fiscal Year 2017

The following table provides a summary regarding plan-based non-equity incentive awards granted to our named executive officers in 2017. We did not grant any plan-based equity awards to our named executive officers in 2017.

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Threshold ($)	Target ($)	Maximum ($)
J. Thomas Wiley, Jr.	100,000	250,000	350,000
Sheila E. Ray	45,500	113,750	159,250
Remer Y. Brinson III	68,000	170,000	238,000
Kim M. Childers	78,000	195,000	273,000
Joseph W. Evans(2)	—	—	—
Bradford L. Watkins	60,000	150,000	210,000

(1)
For each named executive officer, amounts reported represent the potential payouts pursuant to our Incentive Plan, with all payments subject to achievement of Company performance objectives and subject to negative discretion as discussed in “Compensation Discussion and Analysis—Annual Cash Incentive Payments.” Actual amounts earned by each named executive officer are included in the column titled “Non-Equity Incentive Plan Compensation” of the “Summary Compensation Table” above.

(2)	Effective June 1, 2017, under his amended and restated employment agreement, Mr. Evans is no longer eligible to participate in our annual cash incentive plan.

Outstanding Equity Awards at 2017 Fiscal Year-End

The following table provides a summary of equity awards outstanding as of December 31, 2017 for the named executive officers.

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)
J. Thomas Wiley, Jr.	29,800(1)	889,232	39,200(7)	1,169,728
Sheila E. Ray	10,800(2)	322,272	25,200(7)	751,968
Remer Y. Brinson III	10,800(2)	322,272	25,200(7)	751,968
Kim M. Childers	34,738(3)	1,036,582	39,200(7)	1,169,728
Joseph W. Evans	41,300(4)	1,232,392	46,200(7)	1,378,608
Bradford L. Watkins	19,800(5)	590,832	25,200(7)	751,968

[Footnotes are included on the following page]

(1)	Represents the following shares of unvested restricted stock granted to Mr. Wiley:

•
6,000 shares that vest on July 24, 2018 and 7,000 shares that vest on July 29, 2019, provided that (a) Mr. Wiley remains in our employment through that date, (b) vesting will be accelerated upon Mr. Wiley’s death or disability or upon a change in control of the Company as defined in the Equity Plan and (c) if Mr. Wiley retires, these shares will vest six months following his retirement; and

•
16,800 shares for which the performance conditions have been met under the 2015 restricted stock agreements and for which vesting has accrued, provided that (a) Mr. Wiley remains employed through December 31, 2019 and (b) vesting will be accelerated upon Mr. Wiley’s death, permanent disability or voluntary termination without cause.

(2)
Represents 10,800 shares of unvested shares of restricted stock granted for which the performance conditions have been met under the 2015 restricted stock agreements and for which vesting has accrued, provided that (a) the executive remains employed through December 31, 2019 and (b) vesting will be accelerated upon the executive’s death, permanent disability or involuntary termination without cause.

(3)	Represents the following shares of unvested restricted stock granted to Mr. Childers:

•
10,938 shares that vest on July 24, 2018 and 7,000 shares that vest on July 29, 2019, provided that (a) Mr. Childers remains in our employment through that date, (b) vesting will be accelerated upon Mr. Childers’s death or disability or upon a change in control of the Company as defined in the Equity Plan and (c) if Mr. Childers retires, these shares will vest six months following such retirement; and

•
16,800 shares for which the performance conditions have been met under the 2015 restricted stock agreements and for which vesting has accrued, provided that (a) Mr. Childers remains employed through December 31, 2019 and (b) vesting will be accelerated upon Mr. Childers’ death, permanent disability or voluntary termination without cause.

(4)	Represents the following shares of unvested restricted stock granted to Mr. Evans:

•
12,500 that vest on July 24, 2018 and 9,000 shares that vest on July 29, 2019, provided that (a) Mr. Evans remains in our employment through that date, (b) vesting will be accelerated upon Mr. Evans’s death or disability or upon a change in control as defined in the Equity Plan and (c) if Mr. Evans retires, these shares will vest six months following his retirement; and

•
19,800 shares for which the performance conditions have been met under the 2015 restricted stock agreements and for which vesting has accrued, provided that (a) Mr. Evans remains employed through December 31, 2019 and (b) vesting will be accelerated upon Mr. Evans’ death, permanent disability or voluntary termination without cause.

(5) Represents the following shares of unvested restricted stock granted to Mr. Watkins:

•
4,000 shares that vest on July 24, 2018 and 5,000 shares that vest on July 29, 2019, provided that (a) Mr. Watkins remains in our employment through that date, (b) vesting will be accelerated upon Mr. Watkins’ death or disability or upon a change in control of the Company as defined in the Equity Plan and (c) if Mr. Watkins retires, these shares will vest six months following his retirement; and

•
10,800 shares for which the performance conditions have been met under the 2015 restricted stock agreements and for which vesting has accrued, provided that (a) Mr. Watkins remains employed through December 31, 2019 and (b) vesting will be accelerated upon Mr. Watkin’s death, permanent disability or voluntary termination without cause.

(6) The value is based on the closing market price of our common stock on December 29, 2017.

(7)
Represents restricted shares granted in 2015 that vest over a ten-year period, subject to both the achievement of pre-established performance targets and the officer’s continued service with the Company, with no shares vesting until at least December 31, 2019. For the first five years (2015 through 2019), officers can accrue up to 10% of restricted stock for vesting annually, if the performance targets and service requirements are met. Thereafter, 10% of the remaining shares will vest on December 31 over the remaining five years (2020 through 2024), subject to both achievement of the performance targets and service requirements. Only those shares that have not accrued for vesting based on the achievement of the annual performance targets are included in this column. For a more detailed description of the terms of these restricted stock awards, see “Compensation Discussion and Analysis—Long-Term Incentive Program.” If an officer’s employment is terminated because of death, permanent disability or involuntary termination without cause before all shares have vested, the maximum number of award shares subject to vesting will be determined on a pro rated basis calculated by reference to the most recently completed fiscal quarter. In addition, all award shares will become vested concurrent with a consummation of a change in control (as defined in the Incentive Plan), subject to certain performance conditions. For an explanation of the terms of vesting on a change in control, see “Potential Payments Upon Termination or Change in Control—Restricted Stock Agreements” below.

Stock Vested in 2017

The following table provides information with respect to the vesting of restricted stock awards held by our named executive officers in 2017. As of December 31, 2017, we had not issued any stock options to our named executive officers.

Name	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)(1)
Kim M. Childers	5,100	141,729
Joseph W. Evans	5,100	141,729
Bradford L. Watkins	18,500	514,115

(1)	The value is determined based on the closing market price of a share of our common stock as of the September 20, 2017 vesting date.

Equity Compensation Plan Information

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2017.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	—	—	1,759,651
Equity compensation plans not approved by security holders	—	—	—
Total	—	—	1,759,651

(1)	Consists solely of awards granted under our Equity Plan.

Supplemental Executive Retirement Plan

Mr. Brinson is a participant in the SERP which the Company assumed as a result of the merger of Georgia-Carolina Bancshares with and into the Company. The SERP was amended in connection with the merger transaction to confirm that consummation of the merger would vest 80% of Mr. Brinson’s “normal retirement benefit” upon consummation of the merger, as described below. Mr. Brinson will be entitled to vest in the remaining 20% of his normal retirement benefit as the Company accrues the expense on our books, which generally occurs in equal amounts on a monthly basis through his expected normal retirement at age 65 (in August 2025).

In addition, vesting of this remaining 20% will accelerate immediately if, prior to reaching age 65:

•
Mr. Brinson is terminated without “cause” by the Company or Mr. Brinson terminates his employment with the Company for “good reason” (each as defined in the SERP), with payments commencing when he reaches age 65; or

•	Mr. Brinson dies or incurs a “disability” (as defined in the SERP), while still employed with the Company, with payments commencing immediately.

The “normal retirement benefit” provides an annual payment of $128,000 per year payable from age 65 until death, with a minimum payout of at least 15 years.  In the case of disability while employed with the Company and prior to reaching age 65, the Company will pay Mr. Brinson the actuarial equivalent of his normal retirement benefit in five equal annual installments. In the event of his death, whether or not employed with the Company and before payments have commenced, Mr. Brinson’s beneficiary(ies) will receive the actuarial equivalent for a period of ten years. If Mr. Brinson’s employment is terminated for other reasons before he reaches age 65, he will be eligible to receive annual payments of his normal retirement benefit when he reaches age 65, but only to the extent vested as of the date of his termination.

Pension Benefits for 2017
Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Remer Y. Brinson III	Supplemental Executive Retirement Plan	10.2	1,158,726	—

(1) This includes years of service with First Bank of Georgia, a former wholly-owned subsidiary of Georgia-Carolina Bancshares which was merged with the Company on January 1, 2015. As noted above, the SERP was assumed by us in the merger and Mr. Brinson vested in 80% of his “normal retirement benefit” payable at age 65 under the SERP upon consummation of the merger. Mr. Brinson will be entitled to vest in the remaining 20% of his normal retirement benefit under the SERP ratably each month until he reaches age 65 (in August 2025) or if accelerated sooner upon certain events, as described above.

(2) The SERP is accounted for in accordance with FASB ASC Topic 710 using a discount rate of 3.46% at December 31, 2017.

Employment Agreements and Offer Letters

Employment Agreements for Mr. Wiley, Mr. Childers and Mr. Evans

On December 31, 2014, the Company and State Bank entered into amended and restated employment agreements with Mr. Wiley to serve as Chief Executive Officer of State Bank and President and Vice Chairman of the Company and State Bank and Mr. Childers to serve as Chief Risk Officer and Vice Chairman of the Company and State Bank. Each employment agreement has a term of three years that automatically renews each day after the effective date so that the term remains a three-year term until either party notifies the other that the automatic renewals should discontinue. Under the employment agreements, each executive officer is eligible to receive:

•	an annual incentive payment, with a target incentive amount of 50% of the executive’s base salary, and may also participate in the Company’s equity incentive programs;

•	benefits available to senior executives of the Company, including business and professional association reimbursements and paid vacation; and

•
an annual base salary that is to be reviewed at least annually by the Independent Directors Committee and the Company, and the officer will be entitled to any increases in base salary determined by the committee.

On April 26, 2017, the Company, State Bank and Mr. Evans entered into an amended and restated employment agreement to reflect Mr. Evans’ resignation as our Chief Executive Officer and the expansion of his responsibilities as Chairman in both an executive and board capacity. The amendment reduced Mr. Evans’ base salary from $500,000 to $350,000 (which is subject to annual review by the Committee and may be increased from time to time) and removed his eligibility to participate in our Incentive Plan. Under his amended and restated employment agreement, Mr. Evans remains eligible to participate in our equity incentive program. The agreement has a fixed three year term, provided that if a change in control (as defined in the agreement) is announced before the end of the term, the term will automatically extend until the day following the closing or termination of such change in control transaction.

Each of the employment agreements provides for payments upon termination of employment, including in connection with a change in control, as described below under “Potential Payments Upon Termination or Change in Control-Employment Agreements of Mr. Wiley, Mr. Childers and Mr. Evans.” Each employment agreement also requires the executive officer to keep confidential bank information and trade secrets and subjects the executive officer to provisions for non-competition and non-solicitation of customers and employees, as described below under “Potential Payments Upon Termination or Change in Control-Employment Agreements of Mr. Wiley, Mr. Childers and Mr. Evans.” Controversies or claims related to the employment agreements will be settled by binding arbitration, with State Bank paying the fees and expenses of the arbitration proceeding. If litigation to enforce an arbitration award is brought, State Bank will advance to the executive officer reasonable fees, costs and expenses, and the executive officer will reimburse the advances within 60 days of the final disposition of the matter, unless the arbitrators or court has ruled in favor of the executive officer on the merits of the substantive issues in dispute.

Offer Letters for Ms. Ray and Mr. Brinson

We entered into an offer letter with Ms. Ray, which became effective on January 1, 2015, to serve as Chief Financial Officer of the Company and State Bank, which included an initial base salary of $250,000.

We entered into an offer letter with Mr. Brinson in connection with our acquisition of Georgia-Carolina Bancshares and its subsidiary bank, First Bank of Georgia, which became effective on January 1, 2015, the effective date of the merger. Pursuant to the offer letter, Mr. Brinson served as President and Chief Executive Officer of First Bank of Georgia until it was merged into State Bank on July 24, 2015, and had an initial base salary of $336,000. Mr. Brinson currently serves as President of State Bank and as an Executive Vice President of the Company.

Under the offer letters, each executive officer:

•	is eligible for an annual incentive payment, with a target incentive amount of 35% of base salary for Ms. Ray and 50% of base salary for Mr. Brinson; and

•	is entitled to participate in our incentive, retirement, health, dental, welfare and other benefit plans and programs applicable to employees generally.

Each of these executives also has a separation agreement with the Company and State Bank that provides for certain payments upon a change in control of the Company, as described below under “Potential Payments Upon Termination or Change in Control-Separation Agreements for Ms. Ray, Mr. Brinson and Mr. Watkins.”

Potential Payments Upon Termination or Change in Control

Employment Agreements of Mr. Wiley, Mr. Childers and Mr. Evans

The employment agreements between the Company, State Bank and each of Mr. Wiley, Mr. Childers and Mr. Evans require the Company to make certain severance payments and provide severance benefits to the applicable executive upon the termination of the executive’s employment with the Company and State Bank under various circumstances.

For purposes of the payments and benefits provided in these employment agreements, the following terms and definitions apply:

Term	Definition
“Change in Control” is deemed to occur, in general, if:	• a person or group of persons acquires 30% or more of the Company’s common stock;

• within any twelve-month period, individuals who, at the beginning of such period, are directors of the Company cease to constitute at least a majority of the board of directors (with certain exceptions provided, including that 2/3 of the incumbent directors may approve or recommend election of a non-incumbent director);

• our shareholders approve a reorganization, merger or consolidation of the Company with respect to which shareholders of the Company immediately before such reorganization, merger or consolidation do not immediately thereafter own more than 50% of the combined voting power of the surviving entity; or

• the sale, transfer or assignment of all or substantially all of the assets of the Company and its subsidiaries to any third party.
“Cause” is generally defined to mean the following with respect to termination of the officer by State Bank and the Company:	• a material breach of the terms of employment by the officer;

• conduct by the officer that constitutes fraud, dishonesty, gross malfeasance of duty or conduct grossly inappropriate to the officer’s office and is demonstrably likely to lead to material injury to the Company and State Bank or which results in direct or indirect personal enrichment of the officer, as confirmed by a vote of the board of directors following written notice and an opportunity to be heard by the board of directors;

• conduct resulting in the conviction of the officer of a felony; or
• conduct that results in the permanent removal of the officer from his position as an officer of the Company or State Bank under a written order by any regulatory agency.
“Cause” is generally defined to mean the following with respect to termination by the officer:(1)	• with respect to Mr. Wiley's and Mr. Childers' agreements only, a material diminution in the powers, responsibilities, duties or total compensation of the officer;

• failure of the board to maintain the officer’s appointment to his role as officer of the Company or State Bank, failure of the shareholders of the Company or State Bank to elect the officer as a director of the Company or State Bank, or, with respect to Mr. Evans, failure of the board to maintain his reporting structure to the board;

• with respect to Mr. Wiley's and Mr. Childers' agreements only, the Company's and State Bank's non-renewal of the employment agreement; or
• our material breach of the employment agreement.
“Permanent Disability” is generally defined as:
• a condition providing for payments under any long-term disability coverage provided by the Company and State Bank or in the absence of such coverage, when the officer is unable to perform the material aspects of his duties for at least 180 days.

(1)
With respect to termination by the officer for cause, the officer must give 30 days’ written notice to us, other than for failure of the board of directors to maintain the officer’s appointment or non-renewal of the employment agreement.

Potential Severance Payments Available to Mr. Wiley and Mr. Childers Under Their Employment Agreements
The following table outlines the various severance payments available to Mr. Wiley and Mr. Childers under their respective employment agreements:

Termination Event	Severance Payment
Change in Control (plus voluntary termination by the officer for any reason)(1)
• A payment equal to (a) the greater of (x) his current annual base salary divided by 12 or (y) his average monthly compensation; (b) multiplied by the number of months from the effective date of his termination through the unexpired portion of the term of the employment agreement or, if greater, 24; and

• An amount equal to the cost of COBRA health continuation coverage for the officer and his eligible dependents for the longer of (a) the unexpired portion of the term of the employment agreement, (b) 24 months or (c) the period during which the officer and his eligible dependents are entitled to COBRA health continuation coverage.

Termination by the officer for “Cause” or by the Company without “Cause”(1)	• A payment equal to the greater of (x) his current annual base salary divided by 12, or (y) his average monthly compensation; multiplied by 12; and

• An amount equal to the cost of COBRA health continuation coverage costs for the officer and his eligible dependents for the longer of 12 months or the period during which the officer and his eligible dependents are entitled to COBRA health continuation coverage from the Company and State Bank.

Permanent Disability(1)(2)	A payment equal to his average monthly compensation for each full month until long term disability payments become payable, or if longer, 6 months.

(1)
For purposes of these calculations, “average monthly compensation” means: (a) the sum of (x) the officer’s then current annual base salary plus (y) his most recent annual incentive payment or, if greater, his average incentive payment for the three prior years; (b) divided by 12.

(2)	The employment agreements provide for automatic termination of the agreement upon death or permanent disability.

Potential Severance Payments Available to Mr. Evans Under His Employment Agreement

The following table outlines the various severance payments available to Mr. Evans under his employment agreement:

Termination Event	Severance Payment
Change in Control (plus termination by the officer for “Cause” or by the Company without “Cause”)	• A payment equal to his current annual base salary divided by 12 and multiplied by the number of months from his termination date through the unexpired term of the agreement (or if greater, 24); and

• An amount equal to the cost of COBRA health continuation coverage for him and his eligible dependents for the longer of (a) the unexpired portion of the term of the employment agreement, (b) 24 months or (c) the period during which he and his eligible dependents are entitled to COBRA health continuation coverage.

Termination by the officer for “Cause” or by the Company without “Cause”	• A payment equal to his annual base salary; and

• An amount equal to the cost of COBRA health continuation coverage costs for him and his eligible dependents for the longer of 12 months or the period during which he and his eligible dependents are entitled to COBRA health continuation coverage from the Company and State Bank.

Expiration of the Term of the Employment Agreement	• A payment equal to his annual base salary; and

• An amount equal to the cost of COBRA health continuation coverage costs for him and his eligible dependents for the longer of 12 months or the period during which he and his eligible dependents are entitled to COBRA health continuation coverage from the Company and State Bank.

Permanent Disability(1)	A payment equal to his annual base salary divided by 12 for each full month until long term disability payments become payable or, if longer, 6 months.

(1)	The employment agreement provides for automatic termination of the agreement upon death or permanent disability.

The employment agreements for Mr. Wiley, Mr. Childers and Mr. Evans also provide that if the payments on termination of employment would constitute a “parachute payment” as defined in Code Section 280G, the officer shall receive the total payments made under the employment agreement, provided that if the after-tax amount retained by the officer after taking into account the excise taxes would have a lesser aggregate value than the after-tax amount retained by the officer if the total payments were reduced so that no Code Section 280G taxes would be incurred, the officer will receive reduced payments. Under the employment agreement, the Company and State Bank may offer and the officer may agree to provide post-termination personal services to the Company and State Bank for payments that might otherwise be designated “parachute payments” to the extent needed to comply with Code Section 280G and to avoid excise taxes under Code Section 4999.

The employment agreements are also intended to comply with Code Section 409A, including any applicable exemption under Code Section 409A. If an officer is a “specified employee” (within the meaning of Code Section 409A) when the officer separates from service with the Company or State Bank, any deferred compensation subject to Code Section 409A will be paid on the first day of the seventh month following the termination of employment, unless an exemption is otherwise available.

The employment agreements of Mr. Wiley and Mr. Childers also provide that during the term of the officer’s employment and for 36 months following his termination of employment, the officer agrees not to compete with the Company and State Bank within designated counties in Georgia. Mr. Evans' agreement also includes a non-competition provision that prohibits Mr. Evans from competing in designated counties in Georgia for a period of 24 months following termination of his employment or 12 months following the expiration of the term of his agreement. In addition, during the term of each officer’s employment and for 24 months following his termination of employment, the officer agrees not to solicit any of the Company’s and State Bank’s customers with whom he had material contact or employees of the Company and State Bank. The agreement not to compete and not to solicit customers or employees does not apply if:

•	the Company and State Bank terminates the officer’s employment without “cause;” or

•	the officer terminates his employment for “cause.”

Separation Agreements of Ms. Ray, Mr. Brinson and Mr. Watkins

We have entered into separation agreements with each of Ms. Ray, Mr. Brinson and Mr. Watkins that provide for severance payments upon termination of the officer’s employment in certain circumstances upon a change in control, described below. Each of the separation agreements has a one year term that automatically renews each day after the effective date so that the term remains a one-year term until State Bank notifies the officer at least 90 days prior to the next renewal date that the automatic renewal should discontinue.

Under the separation agreements, upon providing proper notice, if, during the one-year period commencing after a change in control (or in the event of an anticipatory termination, the period commencing up to six months prior to the consummation of a change in control), State Bank terminates the officer without “cause” or the officer terminates his or her employment for “good reason” (each as defined in the table below), the officer will be entitled to receive a severance payment in a lump sum as follows:

Officer	“Double Trigger” Severance Benefits
Sheila E. Ray	One times the average of her base salary over the last three full fiscal years (or her average annualized base salary for such shorter period of time as she has been employed by State Bank)
Remer Y. Brinson III
Two times the average of his base salary over the last three full fiscal years (or his average annualized compensation for such shorter period of time as he has been employed by First Bank of Georgia or State Bank)

Bradford L. Watkins	One times the average of his base salary over the last three full fiscal years (or his average annualized base salary for such shorter period of time as he has been employed by State Bank)

The following definitions apply under the separation agreements:

Term	Definition
“Change in Control” is deemed to occur, in general, if:(1)
• a person or group of persons acquires voting securities of the Company or State Bank, if, after the transaction such person or group or persons owns, controls or holds more than 51% (or with respect to Mr. Brinson's agreement, 50%) of any class of voting securities of the Company or State Bank;

• the approval by the shareholders of State Bank or the Company of a reorganization, merger or consolidation, with respect to which persons who were the shareholders of State Bank or the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power of the surviving entity;

• the sale, transfer or assignment of all or substantially all of the assets of State Bank or the Company and its subsidiaries to any third party; or

• with respect to Mr. Brinson's and Mr. Watkins' agreements only, within any twelve-month period, individuals who, at the beginning of such period, are directors of the Company (or with respect to Mr. Watkins' agreement, directors of State Bank) cease to constitute at least a majority of the board of directors (with certain exceptions provided, including that 2/3 of the incumbent directors may approve or recommend election of a non-incumbent director).

“Good Reason”(2) is generally defined as:	• a material diminution in the officer's compensation, duties and responsibilities; or
• the transfer of the officer's current location to another location more than 30 miles away.
“Cause” is generally defined as:
• conduct that constitutes fraud, dishonesty, gross malfeasance of duty or conduct grossly inappropriate to the office of the officer and is demonstrably likely to lead to material injury to State Bank or which resulted or was intended to result in the officer's direct or indirect gain or personal enrichment;

• conduct resulting in the officer's conviction of a felony or any crime involving dishonesty, moral turpitude, theft or fraud;
• a material breach of the officer's obligations under the separation agreement;
• an intentional breach by the officer of any of State Bank’s policies and procedures;
• with respect to Ms. Ray's and Mr. Watkins' agreements only, performance in job duties which results in the officer not attaining pre-determined performance goals and objectives;
• the failure of the officer to perform assigned duties or to follow reasonable instructions from the officer's supervisor; or
• conduct which results in the officer's permanent removal as an officer or employee of State Bank pursuant to a written order by any regulatory agency with authority or jurisdiction over State Bank.

(1)
With respect to Mr. Watkins separation agreement, a “change in control” is only deemed to have occurred in relation to a change in control of State Bank. Accordingly, any references above to change in ownership or structure of the Company are not applicable to Mr. Watkins.

(2)	With respect to termination by an officer for good reason, the officer must notify State Bank within 90 days following his or her knowledge of the existence of the event that constitutes good reason.

Each of the officer's separation agreement also provides that during the term of the officer's employment and for one year following termination, the officer will not solicit any of State Bank’s customers with whom the officer had contact during the 12 months prior to the officer's termination or our employees to join a competing business. In addition, the separation agreement of Mr. Brinson provides that while employed with State Bank and, if Mr. Brinson has received the severance payment described above, for 12 months following his termination of employment, Mr. Brinson agrees not to compete with State Bank within designated counties in Georgia.

Each of the separation agreements is intended to comply with Code Section 409A, including any applicable exemption under Code Section 409A. If any amount paid under the agreement is deferred compensation (within the meaning of Code Section 409A) and the officer is a “specified employee” (within the meaning of Code Section

409A) as of the date of the officer's termination, amounts that would be otherwise payable within the six-month period immediately following the date of the officer's termination shall instead be paid on the first business day after the date that is six months following the officer's “separation from service” (within the meaning of Code Section 409A).

Mr. Brinson’s separation agreement also provides that if the severance payment would constitute a “parachute payment” as defined in Code Section 280G, Mr. Brinson will receive the total payment made under the separation agreement, provided that if the after-tax amount retained by Mr. Brinson after taking into account the excise taxes would have a lesser aggregate value than the after-tax amount retained by Mr. Brinson if the total payments were reduced so that no Code Section 280G taxes would be incurred, Mr. Brinson will receive a reduced payment.

Restricted Stock Agreements

Service-Based Restricted Stock Grants. Before 2015, our historical grants of restricted stock consisted of restricted stock that vested solely based on continued service with the Company. Under these restricted stock agreements, all unvested shares of restricted stock held by our named executive officers will be vested concurrent with the consummation of a “change in control” as defined in the Equity Plan. If such officer’s employment with the Company or State Bank ceases for any reason, all unvested shares of restricted stock will be immediately and automatically forfeited and canceled on the date of termination of employment, except that all unvested shares of restricted stock will be fully vested (a) on the named executive officer’s death or permanent disability, as defined in the Equity Plan, or (b) six months following the officer’s retirement, as defined in the restricted stock agreement by and between the Company and the officer.

2015 Performance-Based and Serviced-Based Restricted Stock Grants. As discussed above, in 2015, the Independent Directors Committee approved grants of restricted stock that are subject to the achievement of both Company performance metrics and continued service with the Company. Under the 2015 restricted stock agreements, all unvested shares of restricted stock held by our named executive officers will be vested concurrent with the consummation of a “change in control” as defined in the Equity Plan, if the Company’s per share closing price on the date of the change in control is 20% higher than the stock’s per share closing price on the grant date. If the Company’s per share closing price on the date of the change in control is not 20% higher than the stock’s per share closing price on the grant date, then the number of award shares that become vested will be determined based upon a pro-rata percentage equal to the stock’s per share closing price on the date of the change in control over the price per share equal to a 20% increase in share price since the grant date. By way of example only, if the Company’s per share closing price on the grant date was $10, then a 20% increase in share price since the grant date would be $12. If the stock’s per share closing price on the date of the change in control is $11, then only 50% of the award shares would vest on the date of the change in control.

In addition, under the 2015 restricted stock agreement, if the officer’s employment with the Company or State Bank ceases for any reason, all shares that have not vested will be immediately and automatically forfeited and canceled on the date of termination of employment, except that if the officer’s employment is terminated due to death, involuntary termination without cause or permanent disability, as defined in the Equity Plan, the number of shares subject to vesting under the agreement as of the most recently completed fiscal quarter shall vest as determined on a pro-rata basis.

For the market value of the unvested shares of restricted stock held by each named executive officer as of December 31, 2017, see the “Outstanding Equity Awards at 2016 Fiscal Year-End” table above.

Table Showing Potential Post-Employment Payments Due to Mr. Wiley, Mr. Childers and Mr. Evans. The following table summarizes the potential post-employment payments due to Mr. Evans, Mr. Childers and Mr. Wiley upon termination from the Company or State Bank or a change in control of the Company assuming those events occurred on the last business day of the last fiscal year, which was December 29, 2017. If we terminate such named executive officer’s employment for “cause,” or such named executive officer leaves our employment without “cause,” then we have no further obligation to such named executive officer except for payment of any amounts earned and unpaid as of the effective date of the termination. Accordingly, those events are omitted from the table. We report amounts in the table without any reduction for possible delay in the commencement or timing of payments.

Name	Scenario	Cash Severance ($)(1)	Restricted Stock Vesting ($)(2)	Benefits ($)(3)	Total ($)
J. Thomas Wiley, Jr.	Termination by Executive for Cause	743,577	—	38,029	781,606
	Termination by Company without Cause	743,577	500,312(7)	38,029	1,281,918
	Change in Control (Voluntary Termination of Employment)(4)	2,230,731(5)	2,058,960(8)	76,057	4,365,748
	Change in Control (Termination of Employment by Employer without Cause or by Employee for Cause)(4)	2,230,731(5)	2,058,960(8)	76,057	4,365,748
	Permanent Disability	371,789	889,232(9)	—	1,261,021
	Death	—	889,232(9)	—	889,232
Kim M. Childers	Termination by Executive for Cause	582,477	—	29,677	612,154
	Termination by Company without Cause	582,477	500,312(7)	29,677	1,112,466
	Change in Control (Voluntary Termination of Employment)(4)	1,747,431(5)	2,206,310(8)	59,354	4,013,095
	Change in Control (Termination of Employment by Employer without Cause or by Employee for Cause)(4)	1,747,431(5)	2,206,310(8)	59,354	4,013,095
	Permanent Disability	291,239	1,036,582(9)	—	1,327,821
	Death	—	1,036,582(9)	—	1,036,582
Joseph W. Evans	Termination by Executive for Cause	350,000	—	44,108	394,108
	Termination by Company without Cause	350,000	590,832(7)	44,108	984,940
	Change in Control (Voluntary Termination of Employment)	—	2,611,000(8)	—	2,611,000
	Change in Control (Termination of Employment by Employer without Cause or by Employee for Cause)(4)	845,833(6)	2,611,000(8)	71,064	3,527,897
	Permanent Disability	175,000	1,232,392(9)	—	1,407,392
	Death	—	1,232,392(9)	—	1,232,392

(1)
As it relates to the amounts for Mr. Wiley and Mr. Childers, such payments are based on average monthly compensation as determined by dividing the sum of the officer’s current base salary and the average of incentive payments paid over the three most recent years by 12.

(2)	The value is based on the closing market price of a share of our common stock on December 29, 2017.

(3)
The COBRA health continuation coverage rate for an employee and family (based on each employee’s age) in effect at December 31, 2017 was multiplied by the number of months over which the amount would be paid.

(4)
Upon the named executive officer’s termination of employment on account of a change in control under the terms of the employment agreement, the amounts reported could be reduced if such reduced amount would provide a greater value to the named executive officer after taking into account Code Section 4999 excise taxes and other taxes. For purposes of this table, only the maximum amounts are shown.

(5)	The remaining term of the employment agreement used is three years assuming that no notice of non-renewal has been given by either party.

(6)	The remaining term of the employment agreement used is 29 months.

(7)
No shares vest under the service-based restricted stock agreements if we terminate the executive without cause. Under the 2015 restricted stock agreements, if we terminate an executive without cause, the number of shares subject to vesting under the agreement as of the most recently completed fiscal quarter will vest as determined on a pro-rated basis. At December 31, 2017, the Company met the AROAA target set forth in the restricted stock agreement and, therefore, an additional 10% of each executive’s restricted shares accrued for vesting on December 31, 2017 for a total of 30% of each executive’s restricted share award having accrued for vesting. The following number of shares would have vested on a termination without cause on such date: Mr. Wiley–16,800 shares; Mr. Childers–16,800 shares; and Mr. Evans–19,800 shares.

(8)
Represents full vesting of all service-based restricted shares on a change in control regardless of whether the executive voluntarily terminates his employment. Under the 2015 restricted stock agreements, if the closing price of our stock on the date of the change in control is 20% higher than the per share closing price of our stock on the February 11, 2015 grant date, all shares will vest, regardless of whether the executive voluntarily terminates his employment. If, however, the per share closing price of our stock on the date of the change in control is not 20% higher than our per share closing price on the February 11, 2015 grant date, the number of shares that vest on a change in control is determined based on a pro-rata percentage equal to the per share closing price on the date of the change in control over the price per share equal to a 20% increase in share price since the grant date, regardless of whether the executive voluntarily terminates his employment. On December 29, 2017, the closing price per share of our common stock was 44.29% higher than the stock’s per share closing price on February 11, 2015. Therefore, under the 2015 restricted stock agreement, all shares would have vested on a change in control in the following amounts: Mr. Wiley–56,000 shares; Mr. Childers–56,000 shares; and Mr. Evans–66,000 shares.

(9)
Represents full vesting of all service-based shares. Under the 2015 restricted stock agreements, if the executive’s employment is terminated because of death or permanent disability, the number of shares subject to vesting under the agreement as of the most recently completed fiscal quarter will vest as determined on a pro-rated basis. At December 31, 2017, the Company met the AROAA target set forth in the restricted stock agreement and, therefore, an additional 10% of each executive’s restricted shares accrued for vesting on December 31, 2017 for a total of 30% of each executive’s restricted share award having accrued for vesting. The following number of shares would have vested on the executive’s death or permanent disability on such date: Mr. Wiley–16,800 shares; Mr. Childers–16,800 shares; and Mr. Evans–19,800 shares.

In addition, the following table summarizes the potential post-employment payments due to Mr. Evans upon the end of the term of his employment agreement.

Name	Scenario(1)	Cash Severance ($)	Benefits ($)	Total ($)
Joseph W. Evans	End of Term of Employment Agreement	350,000	44,108	394,108

(1)
Represents termination of the employment agreement due to either (a) termination of employment by Mr. Evans for “cause” or by the Company without “cause” or (b) a change in control followed by termination of Mr. Evans' employment by Mr. Evans for “cause” or by the Company without “cause.”

Table Showing Potential Post-Employment Payments Due to Ms. Ray, Mr. Brinson and Mr. Watkins. The following table summarizes the potential post-employment payments due to Ms. Ray, Mr. Brinson and Mr. Watkins upon termination from the Company or State Bank or a change in control of the Company or State Bank (with respect to Mr. Watkins) assuming those events occurred on the last business day of the last fiscal year, which was December 29, 2017. If we terminate Ms. Ray’s or Mr. Watkins' employment for “cause,” or Ms. Ray or Mr. Watkins leaves our employment without “good reason,” then we have no further obligation to Ms. Ray or Mr. Watkins except for payment of any amounts earned and unpaid as of the effective date of the termination. Accordingly, those events are omitted from the table with respect to Ms. Ray and Mr. Watkins. We report amounts in the table without any reduction for possible delay in the commencement or timing of payments. Benefit amounts do not include any benefits available generally to all salaried employees.

Name	Scenario	Cash Severance ($)(1)	Restricted Stock Vesting ($)	Benefits ($)(6)	Total ($)
Sheila E. Ray	Change in Control no termination	—	1,074,240(2)	—	1,074,240
	Change in Control plus termination without “Cause” by the Company	291,667	1,074,240(2)	—	1,365,907
	Change in Control plus termination for “Good Reason” by Executive	291,667	1,074,240(2)	—	1,365,907
	Termination by Executive for “Good Reason”	—	—	—	—
	Termination by Company without Cause	—	322,272(3)	—	322,272
	Permanent Disability	—	322,272(3)	—	322,272
	Death	—	322,272(3)	—	322,272
Remer Y. Brinson III	Change in Control no termination	—	1,074,240(2)	—	1,074,240
	Change in Control plus termination without “Cause” by the Company	674,667	1,074,240(2)	1,506,037	3,254,944
	Change in Control plus termination for “Good Reason” by Executive	674,667	1,074,240(2)	1,506,037	3,254,944
	Termination by Executive for “Good Reason”	—	—	1,506,037	1,506,037
	Termination by Company without Cause	—	322,272(3)	1,506,037	1,828,309
	Permanent Disability	—	322,272(3)	1,506,037	1,828,309
	Death	—	322,272(3)	1,506,037	1,828,309
	Termination by Executive without “Good Reason”	—	—	1,158,726	1,158,726
	Termination by Company for “Cause”	—	—	1,158,726	1,158,726
Bradford L. Watkins	Change in Control no termination	—	1,342,800(2)(4)	—	1,342,800
	Change in Control plus termination without “Cause” by the Company	278,333	1,342,800(2)(4)	—	1,621,133
	Change in Control plus termination for “Good Reason” by Executive	278,333	1,342,800(2)(4)	—	1,621,133
	Termination by Executive for “Good Reason”	—	—	—	—
	Termination by Company without Cause	—	322,272(3)	—	322,272
	Permanent Disability	—	590,832(3)(5)	—	590,832
	Death	—	590,832(3)(5)	—	590,832

(1)	Based on the average base salary paid over the last three full fiscal years.

(2)
Under the 2015 restricted stock agreements, if the closing price of our stock on the date of the change in control is 20% higher than the per share closing price of our stock on the February 11, 2015 grant date, all shares will vest (regardless of whether the executive’s employment is terminated for any reason). If, however, the per share closing price of our stock on the date of the change in control is not 20% higher than our per share closing price on the February 11, 2015 grant date, the number of shares that vest on a change in control is determined based on a pro-rata percentage equal to the per share closing price on the date of the change in control over the price per share equal to a 20% increase in share price since the grant date, regardless of whether the executive employment is terminated. On December 29, 2017, the closing price per share of our common stock was 44.29% higher than the stock’s per share closing price on February 11, 2015. Therefore, under the 2015 restricted stock agreement, all shares would have vested on a change in control in the following amounts: Ms. Ray—36,000 shares; Mr. Brinson—36,000 shares; and Mr. Watkins—36,000 shares.

(3)
Under the 2015 restricted stock agreements, if the executive’s employment is terminated because of death, permanent disability or involuntary termination, the number of shares subject to vesting under the agreement as of the most recently completed fiscal quarter will vest as determined on a pro-rated basis. At December 31, 2017, the Company met the AROAA target set forth in the restricted stock agreement and, therefore, an additional 10% of each executive’s restricted shares accrued for vesting on December 31, 2017 for a total of 30% of each executive’s restricted share award having accrued for vesting. The following number of performance-based restricted shares would have vested on the executive’s death or permanent disability on such date: Ms. Ray—10,800 shares; Mr. Brinson—10,800 shares; and Mr. Watkins—10,800 shares.

(4)	Represents full vesting of all service-based shares on a change in control regardless of whether Mr. Watkins voluntarily terminates his employment.

(5)	Represents full vesting of all service-based shares.

(6)
The figures for Mr. Brinson reflect the present actuarial value of his SERP benefit, which becomes payable upon the listed triggers as set forth in the SERP, which is described in the section titled “Supplemental Executive Retirement Plan” above. As of January 1, 2015, the consummation of our merger with Georgia-Carolina Bancshares, Mr. Brinson was 80% vested in his “normal retirement benefit” with the remaining 20% vesting ratably each month until age 65, provided that vesting accelerates immediately if he is terminated without “cause” by the Company or if he terminates his employment with the Company for “good reason,” with payments commencing when he reaches age 65; or if he dies or incurs a “disability” while still employed with the Company, with payments commencing immediately. The “normal retirement benefit” provides an annual payment of $128,000 per year payable from age 65 until death, with a minimum payout of at least 15 years. In the case of disability while employed with the Company and prior to reaching age 65, the Company will pay Mr. Brinson the actuarial equivalent of his normal retirement benefit in five equal annual installments. In the event his death, whether or not employed with the Company and before payments have commenced, Mr. Brinson’s beneficiary(ies) will receive the actuarial equivalent of his normal retirement for a period of ten years. If Mr. Brinson’s employment is terminated for other reasons before he reaches age 65, he will be eligible to receive annual payments of his normal retirement benefit when he reaches age 65, but only to the extent vested as of the date of his termination. There are no special change in control provisions in the SERP.

Life Insurance Benefits

Life Insurance Benefits for Mr. Childers and Mr. Evans
The Company has entered into a split dollar life insurance agreement, or bank owned life insurance agreement, with each of Mr. Childers and Mr. Evans. Under each agreement, the Company has purchased a life insurance policy on the life of each executive, and the executive’s designated beneficiary(ies) will receive a portion of the death benefit under the policy upon the executive officer’s death. The Company has not entered into a split dollar life insurance agreement with Mr. Wiley, Ms. Ray or Mr. Watkins. Mr. Brinson’s life insurance benefits are described below.

The following table summarizes the death benefits under each split dollar life insurance agreement that will be due to the executive officer’s designated beneficiary(ies) upon his death, assuming his death occurred on the last business day of the last fiscal year, which was December 29, 2017.

Name	Death Benefit Following Termination of Employment ($)(1)	Death Benefit Following Change in Control or Death During Employment ($)(2)
Kim M. Childers	1,000,000	2,000,000
Joseph W. Evans	2,000,000	2,000,000

(1)
This amount reflects the death benefit due upon the executive’s death assuming the executive terminated his full-time employment on December 29, 2017 prior to his death for any reason other than following a change in control of the Company or State Bank.

(2)
This amount reflects the death benefit due upon the executive’s death (a) during his full-time employment with the Company or State Bank or (b) after termination of his employment following a change in control of the Company or State Bank.

Life Insurance Benefits for Mr. Brinson

On October 9, 2013, Mr. Brinson entered into a death benefit plan for select management with First Bank of Georgia (the “First Bank Life Insurance Plan”). On January 1, 2015, the effective date of the merger, the Company assumed the terms of the First Bank Life Insurance Plan. Under this plan, the Company assumed a life insurance policy on the life of Mr. Brinson, and his designated beneficiary(ies) will receive a portion of the death benefit under the policy upon the his death.

The following table summarizes the death benefits under the First Bank Life Insurance Plan that will be due to Mr. Brinson’s designated beneficiary(ies) upon his death, assuming his death occurred on the last business day of the last fiscal year, which was December 29, 2017.

Name	Death Benefit Following Termination of Employment ($)	Death Benefit Following Change in Control ($)	Death Benefit Prior to Officer’s Termination of Employment ($)
Remer Y. Brinson III	—	—	108,000(1)

(1)	This amount reflects the death benefit due upon Mr. Brinson’s death during his full-time employment with the Company or State Bank.

Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following reasonable estimate of the ratio of the median annual total compensation of our employees and the annual total compensation of our Chief Executive Officer and President, J. Thomas Wiley, Jr. While both Mr. Evans and Mr. Wiley served as our Chief Executive Officer during 2017, we chose to use the compensation of Mr. Wiley in determining the pay ratio as Mr. Wiley is our current Chief Executive Officer and served as such on December 31, 2017.

For 2017, our last completed fiscal year:

•	The median of the annual total compensation of all employees of our company (other than our Chief Executive Officer) was $51,995; and

•	The total annual compensation of our Chief Executive Officer was $797,915, as reported in the Summary Compensation Table on page 41 of this Proxy.

Based on this information, for 2017 the ratio of the annual total compensation of our Chief Executive Officer and President, to the median of the annual total compensation of all employees was 15.4 to 1.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our Chief Executive Officer, we took the following steps:

1.	We identified our median employee based on our employee population as of December 31, 2017, including employees acquired in our acquisition of AloStar.

2.
To identify the “median employee” from our employee population, we compared the wages of our employees as reflected in our payroll records and reported on Form W-2 for 2017. We identified our median employee using this compensation measure, which was consistently applied to all of our employees included in the calculation.

3.	Since all of our employees are located in the United States, as is our Chief Executive Officer, we did not make any cost-of-living adjustments in identifying our “median employee.”

4.
Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $51,995.

5.
With respect to the annual total compensation of our Chief Executive Officer, we used the amount reported in the “Total” column of our Summary Compensation Table included in this Proxy Statement and did not adjust this amount given that his compensation was not increased upon his promotion to Chief Executive Officer of the Company.

PROPOSAL 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

The SEC Rules adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act require us to give shareholders the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executives officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

For this proposal to be approved, the number of votes cast favoring the proposal must exceed the number of votes cast opposing it, provided a quorum is present. Abstentions, broker non-votes and the failure to return a signed proxy will have no effect on the outcome of this vote.

As described in greater detail in the section titled Compensation Discussion and Analysis above, we seek to align the interests of our named executive officers with the interests of our shareholders.  Our compensation programs are designed to reward our named executive officers for the achievement of strategic and operational goals and the achievement of increased shareholder value, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. We believe that our compensation policies and procedures are competitive, focused on pay for performance principles and strongly aligned with the interests of our shareholders.  We also believe that both the Company and our shareholders benefit from responsive corporate governance policies and constructive and consistent dialogue.  The proposal described below, commonly known as a “Say-on-Pay” proposal, gives you as a shareholder the opportunity to express your views regarding the compensation for the named executive officers by voting to approve or not approve that compensation as described in this proxy statement.

This vote is advisory, which means that it is not binding on us, the board of directors or the Independent Directors Committee.  The vote on this resolution is not intended to address any specific element of compensation but rather relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.

The board asks our shareholders to vote in favor of the following resolution at the annual meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2018 Annual Meeting of Shareholders under the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and any related narrative discussion in the proxy statement, is hereby APPROVED.”

The board of directors recommends that you vote FOR the approval of the resolution related to the compensation of our named executive officers.

PROPOSAL 3 – RATIFICATION OF APPOINTMENT OF OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Independent Registered Public Accounting Firm

Our Audit Committee has appointed Dixon Hughes Goodman LLP as our independent registered public accounting firm to audit the consolidated financial statements of the Company and its subsidiaries for the year ending December 31, 2018 and to prepare a report on this audit. A representative of Dixon Hughes Goodman LLP is expected to be present at the annual meeting and will be available to respond to appropriate questions. The representative will also have an opportunity to make a statement if he or she desires to do so.

We are asking our shareholders to ratify the appointment of Dixon Hughes Goodman LLP as our independent registered public accounting firm for 2018. Although the ratification is not required by our bylaws or other governing documents, the board is submitting the selection of Dixon Hughes Goodman LLP to our shareholders for ratification as a matter of good corporate practice. Even if the shareholders do ratify the appointment, our Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it believes that such a change would be in the best interest of the Company and our shareholders.

For this proposal to be approved, the number of votes cast favoring the proposal must exceed the number of votes cast opposing it, provided a quorum is present. Abstentions, broker non-votes and the failure to return a signed proxy will have no effect on the outcome of this vote.

The board of directors recommends a vote FOR the ratification of the appointment of Dixon Hughes Goodman LLP as our independent registered public accounting firm for 2018.

Audit and Related Fees

Our independent auditors for the year ended December 31, 2017 were Dixon Hughes Goodman LLP.

The following table shows the fees that we paid for services performed in the years ended December 31, 2017 and 2016 to Dixon Hughes Goodman LLP:

	2017	2016
Audit Fees	$514,500	$507,000
Audit-Related Fees	33,000	33,000
Tax Fees	—	—
All Other Fees	—	—
Total	$547,500	$540,000
Audit Fees. This category includes the aggregate fees billed for professional services rendered by the independent auditors during our 2017 and 2016 fiscal years for the audit of our consolidated annual financial statements and the review of financial statements included in our quarterly reports.

Audit-Related Fees. This category includes the aggregate fees billed for non-audit services, exclusive of the fees disclosed relating to audit fees, and fees associated with the audit of our employee benefit plan during the fiscal years ended December 31, 2017 and 2016. These services principally include the assistance for various filings with the SEC, consultations regarding accounting and disclosure matters and due diligence services related to acquisition activity.

Tax Fees. Dixon Hughes Goodman LLP did not bill us for any services related to corporate tax compliance, tax advice or tax planning services.

All Other Fees. Dixon Hughes Goodman LLP did not bill us for any services for the fiscal years ended December 31, 2017 and 2016 other than for the services described above.

Pre-Approval Policy

Our Audit Committee’s pre-approval guidelines with respect to pre-approval of audit and non-audit services are summarized below.

General. The Audit Committee is required to pre-approve all audit and non-audit services performed by the independent auditor to assure that the provision of such services does not impair the auditor’s independence. The independent auditors provide the Audit Committee with an annual engagement letter outlining the scope of the audit and permissible non-audit services proposed for the fiscal year, along with a fee proposal. The scope and fee proposal is reviewed with the internal auditor, the Audit Committee chair, and, when appropriate, our management for their input (but not their approval). Once approved by the Audit Committee, the services outlined in the engagement letter will have specific approval. All other audit and permissible non-audit services that have not been approved in connection with the independent auditor’s engagement letter for the applicable year must be specifically pre-approved by the Audit Committee under the same process as noted above, where practicable. The independent auditors shall not perform any prohibited non-audit services described in Section 10A(g) of the Securities Exchange Act of 1934. The Audit Committee must specifically pre-approve any proposed services that exceed pre-approved cost levels.

Tax Services. The Audit Committee believes that the independent auditor can provide tax services to us, such as tax compliance, tax planning and tax advice, without impairing the auditor’s independence. The Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations.

Delegation. The Audit Committee may delegate pre-approval authority to one or more of its members. The Audit Committee delegates specific pre-approval authority to its chair, provided that the estimated fee for any such proposed pre-approved services does not exceed $10,000. The chair is required to report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Report of the Audit Committee

Our Audit Committee operates under a written charter adopted by the board of directors. The Audit Committee is responsible for providing oversight of the independent audit process and the independent auditors, reviewing our financial statements and discussing them with management and the independent auditors, in addition to reviewing and discussing with management and the independent auditors the adequacy and effectiveness of our internal accounting and disclosure controls and procedures and providing oversight of legal and regulatory compliance and ethics programs. The Audit Committee communicates regularly with our management, including our Chief Financial Officer, our Director of Internal Audit and our independent auditors. The Audit Committee is also responsible for conducting an appropriate review of and approving all related person transactions. The Audit Committee approved the delegation of its authority to approve related person transactions to the Chair of the Audit Committee (or the Chair’s designee), and the decision of the Chair of Audit Committee (or the Chair’s designee) regarding a related person transaction is presented to and reviewed by the Audit Committee at its next meeting. The Audit Committee is also responsible for evaluating the effectiveness of the Audit Committee charter at least annually.

To comply with the Sarbanes-Oxley Act of 2002, the Audit Committee adopted a policy that pre-approves specified audit services to be provided by our independent auditors. The policy forbids our independent auditors from providing the services enumerated in Section 201(a) of the Sarbanes-Oxley Act.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of our management, which has the primary responsibility for financial statements and reports, and of the independent auditors, who express an opinion on the conformity of our annual financial statements to accounting principles generally accepted in the United States of America in their report.

The Audit Committee has reviewed and discussed our 2017 audited financial statements with management.  The Audit Committee has discussed with Dixon Hughes Goodman LLP, our independent registered public accounting firm, those matters required to be discussed by the auditors with the Audit Committee under the rules adopted by the Public Company Accounting Oversight Board.  The Audit Committee has received the written disclosures and the letter from Dixon Hughes Goodman LLP required by the Public Company Accounting Oversight Board regarding Dixon Hughes Goodman LLP’s communications with the Audit Committee concerning independence. The Audit Committee has discussed with Dixon Hughes Goodman LLP their independence from the Company and our management.  The Audit Committee reported its findings to our board of directors.

Based on the reviews and discussions described above, the Audit Committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for filing with the SEC. A copy of our Annual Report on Form 10-K is part of the Annual Report to Shareholders enclosed with these proxy materials.

The Audit Committee
John D. Houser, Chairman
Virginia A. Hepner
William D. McKnight

The Audit Committee’s report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the information contained in the report by reference, and it shall not be deemed filed under such acts.

VOTING PROCEDURES AND RELATED MATTERS

Who is seeking my proxy?

The board of directors of the Company is soliciting the enclosed proxy for use at its annual meeting of shareholders. If the meeting is adjourned, we may also use the proxy at any later meetings for the purposes stated in the notice of annual meeting.

Who is eligible to vote?

Shareholders of record at the close of business on April 2, 2018 are entitled to be present and to vote at the annual meeting or any adjourned meeting. We are mailing these proxy materials to shareholders on or about April 12, 2018.

What are the rules for voting?

As of the record date, we had 39,059,525 shares of common stock outstanding and entitled to vote at the annual meeting. Each share of our common stock entitles the holder to one vote on all matters voted on at the meeting. All of the shares of common stock vote as a single class.

If you hold shares in your own name, you may vote by selecting one of the following options:

Vote By Proxy:

If you choose to vote by proxy, simply mark your proxy card, date and sign it and return it in the postage-paid envelope provided. If you receive more than one proxy card, it means that you have multiple accounts at the transfer agent. Please sign and return all proxy cards to be certain that all your shares are voted.

Vote in Person:

You may choose to vote in person at the meeting. We will distribute written ballots to any shareholder of record who wishes to vote at the meeting.

If your shares are held in the name of a bank, broker or other holder of record, you are considered the beneficial owner of shares held in “street name,” and you will receive instructions from such holder of record that you must follow for your shares to be voted. Please follow their instructions carefully. Also, please note that if the holder of record of your shares is a bank, broker or other nominee and you wish to vote in person at the annual meeting, you must request a legal proxy or broker’s proxy from your bank, broker or other nominee that holds your shares and present that proxy and proof of identification at the annual meeting.

Shares represented by signed proxies will be voted as instructed. If you sign the proxy but do not mark your vote, your shares will be voted as the directors have recommended. Voting results will be tabulated and certified by our transfer agent, American Stock Transfer & Trust Company, LLC.

A majority of our outstanding shares of common stock as of the record date must be present at the meeting, either in person or by proxy, to hold the meeting and conduct business. This is called a quorum. In determining whether we have a quorum at the annual meeting for purposes of all matters to be voted on, all votes “for” or “against” and all votes to “abstain” will be counted. Shares will be counted for quorum purposes if they are represented at the meeting for any purpose other than solely to object to holding the meeting or transacting business at the meeting.

If you hold your shares in street name, your brokerage firm may vote your shares under certain circumstances. Brokerage firms have authority under stock exchange rules to vote their customers’ unvoted shares on certain “routine” matters. We expect that brokers will be allowed to exercise discretionary authority for beneficial owners who have not provided voting instructions ONLY with respect to Proposal 3 – the ratification of the appointment of Dixon Hughes Goodman LLP as our independent registered public accounting firm for 2018 but not with respect to any of the other proposals to be voted on at the annual meeting. If you hold your shares in street name, please provide voting instructions to your bank, broker or other nominee so that your shares may be voted on all other proposals.

When a brokerage firm votes its customers’ unvoted shares on routine matters, these shares are counted for purposes of establishing a quorum to conduct business at the meeting. If a brokerage firm indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, then those shares will be treated as “broker non-votes.” Shares represented by broker non-votes will be counted in determining whether there is a quorum.

Election of Directors. Provided a quorum is present, directors will be elected by the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the annual meeting. Shareholders do not have cumulative voting rights. If you hold your shares in street name and do not complete and return voting instructions to your broker or other nominee, this will have the same effect as a vote “AGAINST” the election of our director nominees. Abstentions will also have the same effect as a vote “AGAINST” the election of our director nominees. All of our nominees are currently serving as directors. If a nominee does not receive the required vote for re-election, the director will continue to serve on the board as a “holdover” director until his or her death, written resignation, retirement, disqualification or removal, or his or her successor is elected.

Other Proposals. For all other matters to be approved at the annual meeting, the number of votes cast favoring the matter must exceed the number of votes cast opposing the matter, provided a quorum is present. Abstentions, broker non-votes and the failure to return a signed proxy will have no effect on the outcome of such matters.

How can I revoke my proxy?

If you are a shareholder of record (i.e., you hold your shares directly instead of through a brokerage account) and you change your mind after you return your proxy, you may revoke it and change your vote at any time before the polls close at the meeting. You may do this by:

•	signing, dating and returning another proxy with a later date; or

•	voting in person at the meeting.

If you hold your shares through a brokerage account, you must contact your brokerage firm to revoke your proxy.

How will we solicit proxies, and who will pay for the cost of the solicitation?

We will solicit proxies principally by mailing these materials to the shareholders, but our directors, officers and employees may also solicit proxies by telephone or in person. We will pay all of the costs of soliciting proxies, which primarily include the costs of preparing, photocopying and mailing these materials.

How can a shareholder propose business to be brought before next year’s annual meeting?

We must receive any shareholder proposals intended to be presented at our 2019 annual meeting of shareholders on or before December 13, 2018 for a proposal to be eligible to be included in the proxy statement and form of proxy to be distributed by the board of directors for that meeting. Any shareholder proposal intended to be presented from the floor at our 2018 annual meeting of shareholders must comply with the advance notice provisions and other requirements of our bylaws and be delivered not more than 60 days and not less than 30 days before the annual meeting; provided, however, that if less than 31 days’ notice of the meeting is given, such notice of a shareholder proposal must be delivered or mailed not later than the tenth day following the day on which notice of the meeting was mailed.

Will other business be transacted at the annual meeting?

We do not know of any business to be presented for action at the annual meeting other than those items listed in the Notice of Annual Meeting of Shareholders. Your shares will be voted at the directors’ discretion on any of the following matters:

•	any matter about which we did not receive written notice in a reasonable time before we mailed these proxy materials to our shareholders; and

•	matters incident to the conduct of the meeting.

How can a shareholder receive a paper copy of our 2017 Annual Report on Form 10-K or of exhibits to it?

Included with these proxy materials is a copy of our 2017 Annual Report on Form 10-K without exhibits, as filed with the SEC. We will furnish to each person whose proxy is solicited, on the written request of that person, a copy of the exhibits to that annual report for a charge of ten cents per page. We will also mail to you without charge, upon request, a copy of any document specifically referenced or incorporated by reference in this proxy statement. Please direct your request to Corporate Secretary, State Bank Financial Corporation, 3399 Peachtree Road NE, Suite 1900, Atlanta, Georgia 30326 or by calling 404-475-6599.

0

STATE BANK FINANCIAL CORPORATION

3399 Peachtree Road NE, Suite 1900

Atlanta, Georgia 30326

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR

ANNUAL MEETING OF SHAREHOLDERS, MAY 23, 2018

The shareholder(s) who sign this proxy card on the reverse side appoint Joseph W. Evans and J. Thomas Wiley, Jr., and each of them proxies, with full power of substitution for and in their name(s) to vote all shares of common stock of State Bank Financial Corporation that such person(s) hold of record at the Annual Meeting of Shareholders to be held on Wednesday, May 23, 2018 at 1:00 p.m. E.D.T. at our headquarters located at 3399 Peachtree Road NE, Suite 1900, Atlanta, Georgia 30326 and at any adjournment of the meeting. The signing shareholder(s) acknowledge receipt of the Notice of Annual Meeting and Proxy Statement and direct the proxies to vote as follows on the matters described in the accompanying Notice of Annual Meeting and Proxy Statement and otherwise in their discretion on any other business that may properly come before and matters incident to the conduct of the meeting or any adjournment of it, as provided in the Proxy Statement.

1.1

(Continued and to be signed on the reverse side)

14475

ANNUAL MEETING OF SHAREHOLDERS OF

STATE BANK FINANCIAL CORPORATION

May 23, 2018

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Annual Meeting, Proxy Statement and Proxy Card and a copy of the 2017 Annual Report to Shareholders are available at http://www.statebt.com/proxyvote.

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

00033333333333333100 5 052318

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

This Proxy will be voted as directed or, if no direction is indicated, will be voted "FOR" each director nominee, "FOR" Proposal 2 and "FOR" Proposal 3 and will be voted in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting.

		FOR	AGAINST	ABSTAIN
1.	Proposal to elect twelve nominees as directors:			
1a.	James R. Balkcom, Jr.	☐	☐	☐
1b.	Archie L. Bransford, Jr.	☐	☐	☐
1c.	Kim M. Childers	☐	☐	☐
1d.	Ann Q. Curry	☐	☐	☐
1e.	Joseph W. Evans	☐	☐	☐
1f.	Virginia A. Hepner	☐	☐	☐
1g.	John D. Houser	☐	☐	☐
1h.	Anne H. Kaiser	☐	☐	☐
1i.	William D. McKnight	☐	☐	☐
1j.	Asif Ramji	☐	☐	☐
1k.	G. Scott Uzzell	☐	☐	☐
1l.	J. Thomas Wiley, Jr.	☐	☐	☐
2.	Proposal to approve on a non-binding, advisory basis the compensation of our named executive officers as disclosed in the Proxy Statement.	☐	☐	☐
3.	Proposal to ratify the appointment of Dixon Hughes Goodman LLP as our independent registered public accounting firm for 2018.	☐	☐	☐

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder ________ Date: ________ Signature of Shareholder ________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.